UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CNA FINANCIAL CORPORATION

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CNA FINANCIAL CORPORATION

Notice of Annual Meeting April 27, 2011

To the stockholders of

CNA FINANCIAL CORPORATION:

The Annual Meeting of Stockholders of CNA Financial Corporation, a Delaware corporation, will be held at 333 South Wabash, Room 208N, Chicago, Illinois, on Wednesday, April 27, 2011, at 8:00 a.m., Chicago time, to consider the following proposals:

(1)	Election to the Board of the eight nominees named in this proxy statement;

(2)	An advisory (non-binding) vote to approve executive compensation;

(3)	An advisory (non-binding) vote to determine whether a stockholder vote on executive compensation should be held every (a) year, (b) two years or (c) three years;

(4)	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for 2011; and

(5)	Transaction of such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 7, 2011 are entitled to notice of and to vote at this meeting.

We urge you to complete, date and sign the enclosed proxy and mail it promptly in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke the proxy at any time before the authority granted therein is exercised.

By order of the Board of Directors,

JONATHAN D. KANTOR
Executive Vice President, General Counsel and Secretary

Chicago, Illinois

March 24, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 27, 2011. This proxy statement and the 2010 Annual Report to Stockholders are posted on the Company’s website at www.cna.com.

CNA FINANCIAL CORPORATION

333 SOUTH WABASH AVENUE, CHICAGO, ILLINOIS 60604

Proxy Statement

Annual Meeting, April 27, 2011

The Board of Directors of CNA Financial Corporation (“CNA” or the “Company”) submits this proxy statement in connection with the solicitation of proxies from the stockholders in the form enclosed.

The persons named in this proxy statement as nominees for election as directors have been designated by the Board.

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A subsequently dated proxy, duly received, will revoke an earlier dated proxy. A stockholder may also revoke his or her proxy and vote in person at the Annual Meeting. Proxies will be voted in accordance with the stockholder’s specifications and, if no specifications are made, proxies will be voted in accordance with the Board of Directors’ recommendations. The approximate date of the mailing of this proxy statement is March 24, 2011.

Whether or not you plan to attend the meeting, you are encouraged to submit a proxy to vote your shares by the Internet, telephone or mail, all as more fully described below.

•	To vote through the Internet, stockholders should visit www.eproxy.com/cna (the 11 digit number included on the proxy card is required).

•

To vote by telephone, stockholders should dial 1-800-560-1965 and follow the instructions. If stockholders’ shares are held in “street name” (i.e., in an account with a bank, broker or other holder of record), stockholders should dial the phone number listed on their voter instruction form.

•	To vote by mail, stockholders should sign, date and complete the enclosed proxy card and return it in the self-addressed envelope provided.

On March 7, 2011, we had outstanding 269,309,618 shares of common stock. Holders of Common Stock have one vote for each share of stock held. Stockholders of record at the close of business on March 7, 2011 will be entitled to notice of, and to vote at, this meeting. The holders of a majority of shares of Common Stock issued and outstanding and entitled to vote when present in person or represented by proxy constitute a quorum at all meetings of stockholders, including the Annual Meeting.

In accordance with the Company’s By-Laws and applicable law, the election of Directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the eight nominees who receive the greatest number of votes cast for election as Directors will be elected as Directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote (“broker non-votes”), will be counted for determining the presence of a quorum, but will not have any effect on the outcome of the election. With the exception of the proposal with respect to the frequency of submission to stockholders of an advisory vote on executive compensation, the affirmative vote of shares representing a majority of the shares present and entitled to vote is required to approve the other matters to be voted on at the Annual Meeting. Shares which are voted to abstain will be considered present at the meeting, but since they are not affirmative votes for the matter they will have the same effect as votes against the matter.

Principal Stockholders

The following table contains certain information as to all entities which, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock as of February 28, 2011 (unless otherwise noted) based on filings with the Securities and Exchange Commission (“SEC”). Each such entity has sole voting and investment power with respect to the shares set forth:

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Loews Corporation (“Loews”)	242,382,673	90%
667 Madison Avenue
New York, New York 10065-8087

Because Loews holds a majority of our outstanding Common Stock, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other stockholders. Loews has advised the Company’s Board of Directors that it intends to vote FOR the election of the Board’s nominees for Director, FOR the advisory vote approving executive compensation, for the advisory vote on executive compensation to be submitted EVERY year, and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2011. There are no agreements between CNA and Loews with respect to the election of CNA Directors or Officers or with respect to the other matters to come before the meeting.

Director and Officer Holdings

The following table sets forth certain information as to the shares of our Common Stock, as well as shares of common stock of Loews, our principal stockholder, beneficially owned by each Director and nominee, and each Named Executive Officer included in the Summary Compensation Table below (individually, an “NEO” and collectively, the “NEOs”), and by all Executive Officers and Directors of the Company as a group as of February 28, 2011, based on data furnished by them. The number of shares included with respect to stock appreciation rights (“SARs”) awards granted under the CNA Financial Corporation Incentive Compensation Plan (the “Incentive Compensation Plan”) is the number of shares of our Common Stock each person would have received assuming a one-for-one exchange at time of exercise:

Name:	Shares of the Company’s Common Stock Beneficially Owned	Shares of Loews Corporation Common Stock Beneficially Owned
Jonathan D. Kantor	235,000(1)	0
Paul J. Liska	0	0
D. Craig Mense	154,554(2)	0
Jose O. Montemayor	0	0
Thomas F. Motamed	155,170(3)	0
Thomas Pontarelli	67,900(4)	0
Don M. Randel	0	0
Joseph Rosenberg	15,000	202,496(5)
Andrew H. Tisch	106,100	14,443,737(6)
James S. Tisch	106,100	15,111,734(7)
Peter W. Wilson	95,000(8)	0
Marvin Zonis	683	0
All Executive Officers and Directors as a Group (16 persons)	989,579(9)	29,825,473(10)

1.	Represents 130,000 shares issuable upon the exercise of options and 105,000 SARs granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of February 28, 2011.
2.	Includes 50,000 shares issuable upon the exercise of options and 87,500 SARs granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of February 28, 2011.
3.	Includes 60,000 SARs granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of February 28, 2011.
4.	Includes 18,750 shares issuable upon the exercise of options and 48,750 SARs granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of February 28, 2011.
5.	Represents shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Corporation 2000 Stock Option Plan (“Loews Stock Option Plan”) which are exercisable currently or within 60 days of February 28, 2011.
6.	Includes 450,000 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are exercisable currently or within 60 days of February 28, 2011. Also includes 12,022,510 shares held by trusts of which Mr. A.H. Tisch is the managing trustee (inclusive of 5,389,587 shares held in trust for his benefit), and 70,000 shares held by a charitable foundation as to which Mr. A.H. Tisch has shared voting and investment power. Loews Common Stock shares held by Mr. A.H. Tisch represent 3.4% of the outstanding shares of Loews Common Stock.
7.	Includes 450,000 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are exercisable currently or within 60 days of February 28, 2011. Also includes 12,810,197 shares held by trusts of which Mr. J.S. Tisch is the managing trustee (inclusive of 5,054,879 shares held in trust for his benefit), and 270,000 shares held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power. Loews Common Stock shares held by Mr. J.S. Tisch represent 3.5% of the outstanding shares of Loews Common Stock.
8.	Represents 30,000 shares issuable upon the exercise of options and 65,000 SARs granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of February 28, 2011.
9.	Includes 228,750 shares issuable upon the exercise of options and 411,250 SARs granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of February 28, 2011.
10.	Includes 1,102,496 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are exercisable currently or within 60 days of February 28, 2011.

Each holding represents less than 1% of the outstanding shares of Common Stock. For information with respect to the stock holdings of Loews, please see the “Principal Stockholders” section above.

ELECTION OF DIRECTORS

(Proposal No. 1)

Pursuant to the By-Laws of the Company, the number of Directors constituting the full Board of Directors has been fixed by the Board at eight. Each Director shall be elected at the Annual Meeting and each Director elected shall hold office until the next Annual Meeting and until his or her successor is elected and qualified. Directors need not be stockholders of the Company. Unless authority to do so is withheld, shares represented by valid proxies will be voted for the eight nominees identified below.

Should any nominee or nominees become unavailable, the proxy holders will vote for the nominee or nominees designated by the Board of Directors. The Board has no reason to believe that any of the nominees will become unavailable.

Set forth below is the name, principal occupation and business experience for at least the past five years, as well as certain other information for each nominee. Also included below is information regarding the qualifications, attributes and skills that led to the conclusion that each of these individuals should be nominated to serve as a Director.

Paul J. Liska, private investor. From March 2008 until January 2009, Executive Vice President and Chief Financial Officer of Motorola, Inc. From 2006 until joining Motorola, Mr. Liska served as an industrial partner for various private equity firms including MidOcean Partners, CVC Capital Holdings and Ripplewood Holdings LLC. From 2004 to 2006, Mr. Liska served as Executive Chairman of USF Corporation until its acquisition by Yellow Roadway Corporation and in various capacities with WRC Media, Inc., including Executive Chairman. From 2001 to 2004, Mr. Liska held several positions with Sears, Roebuck and Co., including President of Credit and Financial Products and Executive Vice President and Chief Financial Officer. Prior to that time, Mr. Liska served as Executive Vice President and Chief Financial Officer of The St. Paul Companies from 1997 to 2001. He has a Master of Management degree from the Kellogg School of Management at Northwestern University and is a certified public accountant. His financial knowledge and management experience are key attributes which Mr. Liska brings to our Board. Mr. Liska has been a Director since February 2004, serves on the Compensation, Executive and Finance Committees and is the Chairman of the Audit Committee. Age 55.

Jose O. Montemayor, Principal of Black Diamond Capital Partners I, LP since 2005. From 1999 to 2005, he was Insurance Commissioner for the State of Texas. He is a certified public accountant and a member of the Society of Financial Examiners, the Texas Society of Certified Public Accountants and the American Institute of Certified Public Accountants. His extensive knowledge and experience of the insurance industry, including 12 years as a senior insurance regulator, is valuable to our Board. He has been a Director since February 2007 and serves on the Audit, Compensation, Executive and Finance Committees. Age 60.

Thomas F. Motamed, Chairman of the Board and Chief Executive Officer of the Company since January 1, 2009. From December 2002 to June 2008, he served as Vice Chairman and Chief Operating Officer of The Chubb Corporation and President and Chief Operating Officer of Chubb & Son. Mr. Motamed began his career with Chubb in 1977 and held various management positions, including managing attorney in-house counsel, litigation manager and national claim audit manager. He also served in Chubb’s field organization and held positions including marketing manager, branch manager and Western Zone officer. His extensive experience has provided him with a deep knowledge of the insurance industry. Mr. Motamed is a member of the Executive and Finance Committees. He has been a Director since January 1, 2009. Age 62.

Don M. Randel, President of the Andrew W. Mellon Foundation since July 2006. Prior to that, President of the University of Chicago since July 2000. Mr. Randel’s experience as a senior leader of a large institution is of great value to our Board. He is a member of the Audit, Compensation, Executive and Finance Committees. Mr. Randel has been a Director since May 2002. Age 70.

Joseph Rosenberg, Chief Investment Strategist of Loews since 1995. Prior to that time, he served as Chief Investment Officer of Loews for 22 years. Mr. Rosenberg’s extensive investment experience provides particular insight and guidance as to many of the investment matters that come before the Board. He serves on the Executive and Finance Committees. He has been a Director since August 1995. Age 77.

Andrew H. Tisch, Co-Chairman of the Board of Loews since 2006. Also, Chairman of the Executive Committee and a member of the Office of the President of Loews. He is a Director of the general partner of Boardwalk Pipeline Partners LP. (“Boardwalk”), a 66% owned subsidiary of Loews. He is Chairman of the Board of K12, Inc., a technology based education company. Mr. Tisch’s positions with Loews, the majority stockholder of the Company, allow him to provide valuable perspective and advice to our Board. He is Chairman of the Executive Committee and serves on the Finance Committee. Mr. Tisch has served as a Director since February 2006. He is the brother of James S. Tisch. Age 61.

James S. Tisch, President and Chief Executive Officer and a member of the Office of the President of Loews. He is a Director of Loews and Chairman of the Board of Diamond Offshore Drilling, Inc. (“Diamond”), a 51% owned subsidiary of Loews. Mr. Tisch served as Chief Executive Officer of Diamond until May, 2008. He serves on the Board of Directors of General Electric Company. Mr. Tisch’s positions with Loews, as the majority stockholder of the Company, allow him to provide valuable perspective and advice to our Board. He is Chairman of the Finance Committee and serves on the Executive Committee. Mr. Tisch has served as a Director since 1985. He is the brother of Andrew H. Tisch. Age 58.

Marvin Zonis, Professor Emeritus of International Political Economy, Leadership and E-Commerce at the Booth School of Business of the University of Chicago since 1989. He has been a principal of Marvin Zonis & Associates, Inc., an international consulting firm, since its incorporation in 1978. Mr. Zonis provides advice to various businesses and professional asset management firms all over the world, helping them to identify, assess and manage their risks in the changing global political environment. He has written extensively on globalization, digital technologies and emerging markets. Mr. Zonis brings to our Board broad experience in international economic and monetary affairs. He has been a Director since 1993, is the Chairman of the Compensation Committee and serves on the Audit, Executive and Finance Committees. Age 74.

Director Independence

Under the rules of the New York Stock Exchange (the “NYSE”), listed companies like CNA that have a controlling stockholder are not required to have a majority of independent directors. Because Loews holds more than 50% of the voting power of CNA, we are a controlled company within the meaning of the rules of the NYSE. Accordingly, our Board of Directors is not composed of a majority of Directors who are independent. Nevertheless, our Board of Directors has determined that the following Directors are independent under the listing standards of the NYSE (each, an “Independent Director” and collectively, the “Independent Directors”): Paul J. Liska; Jose O. Montemayor; Don M. Randel; and Marvin Zonis. In assessing independence, an affirmative determination is made as to whether or not each Director or nominee has any material relationship with the Company. In assessing the materiality of any relationship, our Board considers all relevant facts and circumstances, not merely from the standpoint of the Director or nominee, but from that of any person or organization with which the Director or nominee has an affiliation. Our Board considers the frequency and regularity of any services provided by or to, or other transactions between, our Company and the Director or nominee or affiliated organization, whether they are being carried out at arms’ length in the ordinary course of business and whether they are being provided or conducted substantially on the same terms as those prevailing at the time with unrelated parties for comparable transactions. Material relationships can include commercial banking, industrial, legal, accounting, charitable and familial relationships.

Our Board has established guidelines to assist it in determining Director independence under these listing standards. Under our Board’s guidelines, a Director would not be considered independent if any of the following relationships exists: (i) during the past three years the Director has been an employee, or an immediate family member has been an executive officer, of the Company; (ii) the Director or an immediate family member received, during any twelve month period within the past three years, more than $120,000 in direct compensation from the Company, excluding Director and committee fees, pension payments and certain forms of deferred compensation; (iii) the Director is a current partner or employee, or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, or an immediate family member is a current employee of such a firm and personally works on the Company’s audit, or, within the last three years, the Director or an immediate family member was a partner or employee of such a firm and personally worked on the Company’s audit within that time; (iv) the Director or an immediate family member has at any time during the past three years been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (v) the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

Leadership Structure

Since 2004, the roles of Chairman of the Board and Chief Executive Officer have been combined. The Board continues to believe that this combined structure promotes unified leadership and direction for the Company. The Board meets regularly in executive session with the Chairman, without the presence of any other management personnel of the Company. In addition, the Board has complete and direct access to the Company’s entire management team.

Our Independent Directors meet regularly in executive session without management participation. We have a position of presiding director (“Presiding Director”) whose primary responsibility is to preside over the executive sessions of the Independent Directors. The Chairmen of our Audit and Compensation Committees alternate annually as the Presiding Director. Mr. Zonis, as Chairman of our Compensation Committee, serves as Presiding Director until the Annual Meeting.

Board Oversight of Risk Management

Our Board recognizes the importance of understanding, evaluating and overseeing the management of enterprise risk in the insurance business. While the Audit Committee of the Board retains sole oversight responsibility for the integrity of the financial statements, compliance, legal risk and overall policies and procedures relating to risk management, the entire Board oversees the management and implementation of policies and procedures with respect to material risk on an enterprise-wide basis, including market risk, liquidity risk and reputational risk.

As part of its oversight responsibility, the Company’s management provides periodic reports to our Board which, among other things, seek to systematically identify the principal risks facing the Company, identify and evaluate policies and practices which promote a culture that actively balances risk and reward, and evaluate risk management practices. These reports enable the full Board to conduct meaningful and substantive discussions and deliberations with senior management on these issues.

Committees and Meetings

Our Board of Directors has the following standing committees: Audit, Compensation, Executive and Finance. We do not have a Nominating Committee. Under the rules of the NYSE, listed companies like CNA that have a controlling stockholder are not required to have a Nominating Committee. Our Board of Directors as a whole performs the functions of a Nominating Committee. We do not have a specific policy regarding stockholder nominations of director candidates other than through the process described below in the “Stockholder Proposals for the 2012 Annual Meeting.” Nominations for director positions are considered and determined by the Board through consultation with senior Company personnel. Possible nominees to our Board of Directors may be suggested by any Director to our Chairman of the Board or by any stockholder in the manner set forth under “Stockholder Proposals for the 2012 Annual Meeting.” Although our Board of Directors does not have a formal policy on Director diversity, our Board recognizes its importance and does take it into account in identifying Director nominees. The Board does not currently have a retirement policy with respect to the Independent Directors or otherwise.

Audit Committee

The primary function of our Audit Committee is to assist our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our Company’s financial reporting process, including review of the financial reports and other financial information of our Company, our Company’s systems of internal control over financial reporting, our Company’s disclosure controls and procedures, and the annual independent audit of our Company’s financial statements. Our Audit Committee has sole authority to directly appoint, retain, compensate, evaluate and terminate our Company’s independent registered public accounting firm and to approve all engagement fees and terms, including mandatory pre-approval of all engagements of the independent registered public accounting firm in accordance with policies and procedures adopted by our Audit Committee from time to time or as otherwise required. Our management is responsible for the Company’s financial statements and reporting process, including its system of internal control over financial reporting. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States.

The Charter of our Audit Committee is posted on the Company’s website at www.cna.com and is also available in print free of charge to any stockholder who requests it. The current members of our Audit Committee are Paul J. Liska (Chairman), Jose O. Montemayor, Don M. Randel and Marvin Zonis, each of whom is an Independent Director and also meets the additional independence requirements of applicable listing standards of the NYSE and SEC regulations. Each of the current members is financially literate, as determined by our Board. Our Board has determined that each of Messrs. Montemayor and Liska are “audit committee financial experts” under NYSE and SEC standards.

Our Directors are asked annually to report to our Company the number of audit committees of public companies on which such Director serves. During 2010, no Director reported serving on more than three audit committees of public companies.

Compensation Committee

The primary function of the Compensation Committee is to determine, based on, and after consideration of, recommendations of Company management, all elements of compensation for the senior executive officers of the Company who are deemed executive officers as that term is defined in the Securities Act, including the NEOs . The Compensation Committee also reviews and approves the terms and conditions of any employment arrangements between the NEOs and the Company or its subsidiaries.

Under the rules of the NYSE, listed companies like CNA that have a controlling stockholder are not required to have a Compensation Committee. Nonetheless, the Company’s Board does maintain a Compensation Committee that administers the Incentive Compensation Plan. The Charter of our Compensation Committee is posted on the Company’s website at www.cna.com and is also available in print free of charge to any stockholder who requests it. The current members of our Compensation Committee are Paul J. Liska, Jose O. Montemayor, Don M. Randel and Marvin Zonis (Chairman), each of whom is an Independent Director.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics (the “Code”) which applies to all of our Directors, officers and employees, including our principal financial officer and principal accounting officer. The Code, as well as the Corporate Governance Guidelines, are posted on the Company’s website at www.cna.com and are also available in print free of charge to any stockholder who requests them. We intend to post on our website any changes to or waivers of this Code for our principal executive officer, principal financial officer and principal accounting officer.

Meetings

During 2010 there were 5 meetings of our Board of Directors, 4 meetings of our Finance Committee, 5 meetings of our Audit Committee, and 5 meetings of our Compensation Committee. Each individual who served as a Director of the Company in 2010 attended not less than 75% of the total number of meetings of our Board of Directors and Committees of our Board on which that Director served during 2010. Our Board recommends, but does not require, that all Directors attend our stockholders’ meetings. All individuals who served as Directors in 2010 attended our 2010 Annual Meeting.

Audit Committee Report

The role of our Audit Committee is to assist our Board of Directors with the responsibility of administering corporate policy in matters of accounting and control in its oversight of our financial reporting process. As set forth in the Charter of our Audit Committee, management of our Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Our Company’s accounting and financial reporting principles and internal control over financial reporting and our disclosure controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations. Our Audit Committee functions as the liaison with our Company’s internal audit area and our independent registered public accounting firm. The independent registered public accounting firm is responsible for auditing our Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. Our Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. In addition, the Audit Committee has discussed with the accounting firm their independence in relation to the Company and its management, including the matters in the written disclosures and annual letter provided to the Audit Committee by the independent registered public accounting firm as required by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has determined that the provision of non-audit services provided by the auditors is compatible with maintaining the auditors’ independence.

The members of the Audit Committee rely, without independent verification, on the information provided to them by management and the independent registered public accounting firm and on management’s representation that our financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to our financial statements or any professional certification as to the independent registered public accounting firm’s work. Accordingly, our Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal control over financial reporting and our disclosure controls and procedures, that the audit of our financial statements has been carried out in accordance with the standards of the PCAOB, that our financial statements are presented in accordance with accounting principles generally accepted in the United States, or that our independent registered public accounting firm is in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of our Audit Committee referred to above and in the Audit Committee’s Charter, our Audit Committee has recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission and determined that the provision of non-audit services by Deloitte & Touche LLP to the Company in 2010 was compatible with maintaining the independence of Deloitte & Touche LLP in its audit of the Company.

SUBMITTED BY THE AUDIT COMMITTEE

Paul J. Liska (Chairman)

Jose O. Montemayor

Don M. Randel

Marvin Zonis

Director Compensation

Our Directors who are not employees of CNA or any of its subsidiaries (i.e., all of our Directors except our Chairman of the Board) received an annual retainer in 2010 of $50,000. In addition, members of our committees received the following annual retainers: Finance $4,000; Executive $4,000; Compensation $10,000 (Chairman received $15,000); and Audit $40,000 (Chairman received $60,000). In addition, a meeting fee of $600 per meeting was paid to the Chairmen of the Audit and Compensation Committees for each meeting with management, the independent registered public accountants, advisors and other appropriate persons held to carry out their respective duties between regularly scheduled quarterly meetings of the Committees. In addition, certain additional retainers were paid to members of ad hoc committees of the Board authorized and directed to consider matters during 2010.

The following table shows, for each non-employee Director, the amount of cash compensation paid for his service during 2010:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Total ($)
Paul J. Liska	166,800	166,800
Jose O. Montemayor	123,000	123,000
Don M. Randel	123,000	123,000
Joseph Rosenberg	60,000	60,000
Andrew H. Tisch	58,000	58,000
James S. Tisch	60,000	60,000
Marvin Zonis	130,400	130,400

Compensation Discussion and Analysis

The Board of Directors believes that our success is dependent upon the quality of senior management, and that compensation programs are important in attracting and retaining NEOs of superior ability and motivating their efforts on behalf of the Company’s interests. To that end, its compensation program for NEOs recognizes individual performance and contributions, as reflected both in the Company’s overall results and in each NEO’s contribution to them. To meet these objectives, the Company has established an approach to NEO compensation that combines elements of base salary and both cash and stock-based incentive compensation, as well as other benefits. In selecting these elements of NEO compensation, the Company has considered its historical compensation practices as they have evolved over the years, national surveys of executive compensation at comparable companies and the executive compensation programs of various peer companies, as well as applicable tax and accounting impacts of executive compensation. The Company’s NEOs for 2010 are identified below in the Compensation of Executive Officers Tables.

With respect to each of its NEOs (except for Mr. Pontarelli), there are currently in place written employment agreements or letter agreements that govern each relationship. These written arrangements, entered into by each respective NEO and the Company, either directly or through one of its subsidiaries, along with the Incentive Compensation Plan, are the guides to structuring compensation for those executives.

It is the Company’s current intention to begin to phase out written compensation arrangements with NEOs (with the exception of Mr. Motamed) upon expiration of such arrangements in accordance with their terms. For those NEOs with existing employment agreements that provide for required renewals, the Company anticipates entering into written letter agreements with such NEOs that would outline severance terms for a specified period of time. Upon the expiration of such anticipated written letter agreements, no further written arrangements regarding employment are anticipated (with the exception of presumed written employment arrangements with respect to Mr. Motamed).

It is the Company’s belief that written arrangements are not necessary in achieving the goal of attracting and retaining NEOs of superior ability and motivating their efforts on behalf of the Company’s interests. In preparing and negotiating compensation and benefit terms with respect to each NEO, regardless of the existence of a written arrangement, the Company, in consultation with, and approval of, the Compensation Committee, seeks to realize the goals and objectives described in the preceding paragraph and to include the elements of compensation described in this Compensation Discussion and Analysis. Existing agreements are described in the “Narrative Supplement to the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table” section.

The principal components of compensation for the Company’s NEOs are:

•	base salary;

•	cash incentive compensation awards, based on both annual and longer-term performance measures;

•	grants of stock-based awards; and

•	retirement, medical and related benefits.

In establishing the aggregate amount of compensation for each NEO, the primary factor is an evaluation of the individual’s performance in the context of any contractual commitments to the individual executive, the extent and nature of the individual’s responsibilities within the Company and the Company’s performance during the period in question. The Company’s past compensation policies are reflected in the terms agreed to in the NEOs’ respective arrangements. As noted above, the Company also reviews and considers compensation levels and practices as shown in surveys and other materials. Based on these factors, the Company determines an overall level of cash compensation—a portion of which is to be paid as base salary and the balance of which would be incentive-based and equity-based awards, which are described in further detail in the “Narrative Supplement to the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table” section.

Base Salary. As a result of the performance reviews and other factors described below, and the impact of limits on the deductibility of compensation as described below, the annual base salary of each of the Company’s NEOs has been effectively limited to a maximum of $1 million.

Incentive Compensation Awards. The Incentive Compensation Plan provides for annual and long-term cash and share-related incentive compensation for the NEOs of the Company, among other executives. It is designed to qualify the amounts paid from time to time under the Incentive Compensation Plan to certain of the Company’s officers as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (“IRC”). The elements of any incentive compensation recited in the agreements with each NEO are subject to the terms and conditions of the Incentive Compensation Plan and the approval of the Compensation Committee.

The Incentive Compensation Plan is intended to assist us in retaining effective senior executives and attracting new senior leadership, and provide a means of rewarding NEOs, among other employees, with equity and cash compensation which, when coupled with a base salary, produces a competitive level of total compensation that reflects their individual performance and their contributions to the overall short-term and long-term enhancement of the value of the Company and its subsidiaries. The Incentive Compensation Plan is administered by the Compensation Committee, which has sole discretion to make all determinations on any matter relating to the Incentive Compensation Plan or any award granted under it. Under the Incentive Compensation Plan, the measures to be used for purposes of incentive awards may include one or more or any combination of a wide variety of corporate and personal performance components, as described more fully in the Incentive Compensation Plan.

The Incentive Compensation Plan, as amended and restated by affirmative vote of Stockholders, effective January 1, 2010, incorporates book value as an added performance measure. Net operating income will continue to be the performance measure for the annual incentive plan and the 2008-2010 and 2009-2011 remaining performance cycles of the run-off long-term incentive cash plan (“NOI-based LTI Plan”). The new book value performance measure will be used going forward for the long-term incentive awards beginning with the 2010-2012 performance cycle (“BV-based LTI Plan”) and any potential awards for NEOs under the plan will be determined pursuant to the definition and goals approved by the Compensation Committee for each three-year cycle, at the beginning thereof. Potential long-term incentive cash awards for NEOs under the run-off cycles of the NOI-based LTI Plan, are determined pursuant to the definition and goals approved by the Compensation Committee for each calendar year within the three-year cycle. Although the three-year period covered by these awards encourages the Company’s executives, including its NEOs to think in terms of multi-year performance spans rather than exclusively a succession of separate single measures, the Company and the Compensation Committee believe that a multi-year book value based measurement for awards granted under the amended Incentive Compensation Plan will better reflect longer-term CNA growth and more closely correlate individual long-term performance incentives with lasting shareholder value creation.

2010 Annual and NOI-based LTI Plan incentive awards under the Incentive Compensation Plan for the NEOs were calculated in accordance with a formula based upon our “net operating income” for that year, as defined by the Compensation Committee (“NOI”) at its meeting in March 2010. The following is the definition of NOI approved by the Compensation Committee at such meeting:

“NOI” is defined as “net income,” as reported in the Annual Report on Form 10-K for 2010, and adjusted by the following exclusions:

1)	Realized capital gains or losses, net of tax.

2)	Items of gain, loss, income or expense (including but not limited to changes in accounting principles) which in the judgment of the Compensation Committee were extraordinary or unusual in nature or infrequent in occurrence.

3)	Reserve strengthening and adverse dividend or premium development associated with accident years prior to 2000 related to claims for asbestos, pollution and mass tort exposures.

4)	Catastrophe losses of the Company or its subsidiaries in excess of the 2010 budgeted amount. To the extent that catastrophe losses are below the budgeted amount, include catastrophe losses up to the budgeted amount.

5)	Any income tax expense or benefit attributable to the impact of a change in the federal income tax rate on deferred income tax assets and liabilities as of January 1, 2010.

No changes were made either to the enumerated exclusions from net income or to the 2010 NOI definition as a whole after its approval by the Compensation Committee at the March 2010 meeting. The foregoing NOI definition was approved by the Compensation Committee to be applied in the determination of both the annual incentive cash awards and the NOI-based long-term incentive cash awards relating to the 2010 performance year payable in 2011 to the NEOs, as explained below.

With regard to 2010 annual and NOI-based LTI incentive cash awards to NEOs, the Compensation Committee retained the authority to exercise negative discretion on any of the exclusions listed above except as specified in an employment agreement between the Company or one of its subsidiaries and an NEO. Although NOI as determined under this definition is derived from the Company’s net income as recorded in our Annual Report for 2010, it is different from both that net income amount and our net operating income as reported in the Company’s earnings release for 2010. The primary purpose of the exclusions from net income reflected in the above definition of NOI is to remove those elements of income or loss which relate to one-time or extraordinary events or developments or other matters that, in the judgment of the Compensation Committee, are not appropriate to consider for purposes of assessing an NEO’s performance and contribution to our operating results. At its January 2011 meeting, the Compensation Committee established that NOI for 2010, determined pursuant to the above definition, was $1.07 billion. Net operating income as reported by the Company in our earnings release for 2010 was approximately $400 million lower than NOI as determined by the Compensation Committee for 2010.

2010-2012 BV-based LTI Plan awards under the Incentive Compensation Plan for the NEOs will be determined in accordance with a formula based upon growth in the Company’s adjusted book value, as defined by the Compensation Committee at its meeting in March 2010. The following is the definition of adjusted book value growth approved at the meeting:

Adjusted book value growth (BV) is defined as “net income,” as reported in the Annual Reports on Form 10-K for 2010, 2011 and 2012, respectively. In addition, the net impact over the three-year period of following items should be included/excluded:

Included:

1)	Increases in stockholders’ equity resulting from recovery of amounts due under Notes Receivable for Issuance of Common Stock.

Excluded:

1)	Dividends declared on Preferred Stock.

2)	Any amounts in excess of par value paid to redeem all or a portion of Preferred Stock.

3)	The after-tax impact of reserve strengthening and adverse dividend or premium development reported in the Corporate and Other Non-Core segment associated with claims for asbestos, pollution and mass tort exposures.

4)	The impact of after-tax operating losses attributable to a loss portfolio transfer or other transaction that fixes or limits the Company’s exposure to asbestos, pollution and mass tort claims and/or long term care liabilities that the Committee deems to be in the best interest of shareholders.

5)	The after-tax impact of accounting changes in the performance period.

Annual Incentive Cash Compensation Awards

The annual incentive cash compensation awards under the Incentive Compensation Plan for the NEOs for 2010 were primarily determined by performance compared to preset quantifiable financial goals based upon NOI as determined by the Compensation Committee, which also set the level or levels of cash incentive award opportunity within those goals for each NEO. Typical primary recurring factors taken into account for purposes of determining annual incentive cash compensation award levels assigned for each NEO for a given year include such elements as: combined ratios; expense ratios; return on equity; catastrophe loss experience; handling of legal exposures; and net written premium production. As to any particular NEO, these factors may be considered both from an overall corporate viewpoint or in terms of performance for a particular factor within that executive’s individual areas of responsibility, or both. For 2010, non-recurring developments taken into account for purposes of determining annual NEO incentive cash compensation awards included: loss incurred as a result of the loss portfolio transfer transaction for asbestos and pollution and environmental liability.

For Mr. Motamed, the annual incentive cash compensation opportunity for 2010 was based upon a payout formula of 1.2% of 2010 NOI, as defined by the Compensation Committee, limited by his individual maximum payment amount of $4 million.

For Messrs. Mense, Kantor, Pontarelli and Wilson, the annual incentive cash compensation opportunities for 2010 were based upon a payout formula in each case of 0.5% of 2010 NOI as defined by the Compensation Committee, limited by individual maximum payment amounts of $1.6 million, $1.6 million, $1.35 million and $1.4 million, respectively. For the NEOs, assessment of individual performance in prior years and their respective responsibilities in 2010 are reflected as factors in the maximum individual payout amounts established as to each. The following table provides additional information:

Name	Year	Annual Incentive Cash Awards ($)	Maximum Opportunity ($)
Thomas F. Motamed	2010	$3,250,000	$4,000,000
D. Craig Mense (a)	2010	$1,600,000	$1,600,000
Jonathan D. Kantor	2010	$1,500,000	$1,600,000
Thomas Pontarelli	2010	$ 950,000	$1,350,000
Peter W. Wilson	2010	$1,000,000	$1,400,000

(a)	Does not include special $150,000 discretionary bonus in recognition of outstanding performance in 2010

For all NEOs, the Compensation Committee retains the power to exercise negative discretion for 2010 annual incentive cash compensation amounts up to 100% of the amount produced by the applicable payout formula or NOI target ranges or amounts, as applicable. Thus for all NEOs the Compensation Committee’s exercise of negative discretion in any particular case is an additional factor reflecting that executive’s individual performance as assessed by the Compensation Committee and Company management. In making recommendations to the Compensation Committee for 2010 annual incentive bonus payment amounts within the above parameters for the NEOs at its meeting in January 2011, the Compensation Committee reviewed specific 2010 performance achievements of each executive and explained why in the Compensation Committee’s view the proposed bonus amounts were warranted.

For Messrs. Motamed, Mense, Kantor, Pontarelli and Wilson, there is no requirement to reach a particular performance goal or payout formula in order to qualify for the 2010 annual incentive cash compensation opportunity, but payouts are limited by both actual 2010 NOI production and the individual pre-determined maximum payout amounts. For all NEOs, the potential for exercise of negative discretion by the Compensation Committee, as described above, is a further limiting factor.

Company management performs an analytical and advisory role in the process of determining incentive compensation for its NEOs. The Chairman of the Board and Chief Executive Officer reviews all elements of incentive compensation for NEOs (other than himself) with the Company’s Senior Human Resources officer, and approves all recommendations to be made to the Compensation Committee as to those executives. Proposed incentive compensation awards to the Chief Executive Officer himself are developed by the Company’s Senior Human Resources officer in consultation with the majority Stockholder of the Company’s Common Stock, and then recommended to the Compensation Committee. Since each NEO who reports to the Chief Executive Officer is assessed separately by him and the Compensation Committee as to each element of compensation, there is no direct relationship among those elements from one NEO to another. The relationship among the various elements of compensation for each NEO individually is driven by the goal of providing the executive with an overall package of base and incentive compensation that fairly recompenses him for both Company and individual performance, in the judgment of the Compensation Committee in consultation with management. Accordingly, there is an annual assessment of all compensation elements collectively for each NEO, to assure that in the aggregate they represent a fair and balanced package in light of individual achievements and overall Company results.

In the case of the Chief Executive Officer, overall Company operating and financial performance are primary considerations in determining the incentive compensation recommendations to be made to the Compensation Committee. Among the performance factors considered in this regard for the 2010 performance year were: reported net operating income of $690 million in a continuing soft insurance market; and combined ratios for core property & casualty operations of 94.8%. In addition, under Mr. Motamed’s leadership, the Company continues efforts on a three-part strategy for future growth which includes: developing and deepening the Company’s expertise to serve selected industry segments; managing our mix of business to improve profitability; and extending our geographic reach and improving capabilities at the point of sale.

For Mr. Mense, among the performance factors considered for the 2010 performance year were: an overall improvement in the Company’s capital levels; effective management of key relationships with rating agencies and regulators, efficient capital management and maintenance of balance sheet strength, including a successful $500 million debt issuance and redemption of all remaining outstanding ($1 billion aggregate liquidation preference) of the 2008 Senior Preferred Stock; successful consummation of the loss portfolio transfer transaction; strategic advice and analysis in connection with merger and acquisition opportunities, as well as other capital-related activities; continued reduction in reinsurance recoverables; and effective overall leadership of the Company’s enterprise risk management initiatives.

For Mr. Kantor, among the performance factors considered for the 2010 performance year were: successful legal leadership in respect of the loss portfolio transfer transaction; strategic advice and analysis in connection with merger and acquisition opportunities, as well as other capital-related activities; successful claims and litigation management; and effective conduct of government relations initiatives.

For Mr. Pontarelli, among the performance factors considered for the 2010 performance year were: successful transformation of the Company’s Information Technology business model; modifications of the Company’s human resource policies and practices especially as they relate to talent management and performance culture; improvements in cash flow and bad debt expense in the Company’s Worldwide Operations area.

For Mr. Wilson, the performance factors considered for the 2010 performance year primarily involve his pivotal role in leading CNA Specialty, one of our two core business segments, including: continuous improvement of the combined ratio; securing successful policy retention levels; effectively managing underwriting risk; strategic advice and analysis in connection with merger and acquisition opportunities; expanding new product development capability; and improving the management of portfolio mix.

The annual incentive opportunity for each NEO is also based, among other factors, on comparative market compensation data as described below. Final approval of annual incentive cash compensation payments is made by the Compensation Committee, which retains authority to make discretionary reductions in the award amounts, including changes through the exercise of negative discretion as to individual awards. Pursuant to Mr. Motamed’s employment agreement, the Compensation Committee may exercise negative discretion to decrease or eliminate any portion of his earned annual incentive cash compensation payment that exceeds his annual target bonus opportunity of $2.5 million. The Compensation Committee also reserves the right to eliminate these awards to the NEOs, uniformly, due to adverse financial conditions, except where otherwise specified in employment agreements. In determining the annual incentive cash compensation awards for 2010, the Compensation Committee evaluated Company performance and individual performance against the pre-set financial goals and other performance measures where appropriate, as described above. However, while these factors were generally considered as part of the Compensation Committee’s overall analysis of the payout amounts, none of the factors was formally weighted or reduced to a specific percentage or dollar amount figures. The primary driver of the annual incentive bonus amount to be paid to each NEO individually is based upon the assessment by Company senior management and the Compensation Committee of that NEO’s success in his or her responsibilities during the performance period in question. For 2010, the chief factors considered in the assessment for each NEO are recited above. Based upon this process of evaluation, the Compensation Committee applied negative discretion ranging from 0% to 30% and the 2010 annual incentive bonus payouts for the NEOs ranged from 100% to 70% of the respective maximum annual incentive opportunities.

Long-Term Incentive Plan

NOI-based LTI Plan

Under the Incentive Compensation Plan potential LTI Plan cash awards for NEOs, among other employees, are based upon the Company’s NOI, determined pursuant to a definition approved by the Compensation Committee, over three-year cycles, with NOI goals set by the Compensation Committee for each three-year cycle, as described in further detail in the “Incentive Compensation Awards” section.

The determination of NOI for purposes of establishing 2010 NOI-based LTI cash awards was the same as the NOI determination for purposes of annual incentive cash compensation opportunities, as described above. Performance for NOI-based LTI Plan cash payments is determined at the end of each calendar year and payouts are accrued until the end of each three-year cycle. Accordingly, 2010 performance year results applied for the 2008-2010 and 2009-2011 cycles under the Incentive Compensation Plan were reviewed and approved by the Compensation Committee. In addition, awards for the 2008-2010 performance cycle payable in March 2011, based on the 2010, 2009 and 2008 performance years, were approved by the Compensation Committee at the January 2011 meeting. As distinct from their annual incentive cash compensation award opportunities, the LTI cash payments for the NEOs in 2010 were determined pursuant to NOI goal levels and target percentages that are the same for all NEOs, as well as other employees, although the amounts awardable at each target percentage achievement were different for each executive. The calculated percentage achievement amounts may be reduced depending upon the Company’s assessment of quantifiable and non-quantifiable factors applied to the Company’s overall performance (which are considered informally and not reduced to a specific weighting, valuation, or dollar value process). In 2010, the calculated percentage achievement amount was greater than the amounts actually awarded. The ranges of NOI-based LTI cash award opportunities for the NEOs for 2010 as determined by the Compensation Committee are reflected below in the 2010 Grants of Plan Based Awards Table. Generally actual payouts of the LTI cash awards for NEOs may range from 0% to 200% of target, based upon the Company’s overall business results and performance and prospects of the Company as a whole, both from an operational and a financial perspective, as determined by the Compensation Committee in its sole discretion.

2010 Adjusted NOI	2010 Payout as a Percentage of Target
$600 million	50%
$750 million to $850 million	100%
$1.3 billion	200%

For the LTI cash award opportunity, the difficulty for each NEO in reaching the highest level of LTI cash opportunity for any given year is a product of both the large number of cumulative factors affecting actual NOI production for that year, as well as the accuracy of the pre-set NOI goal in reflecting what can reasonably be regarded as achievable NOI production for the period given all circumstances affecting such production. Consideration of a span of three production years for each such award opportunity is a stabilizing factor.

As mentioned above, the NOI-based LTI Plan will be substituted with the BV-based LTI Plan, effective beginning with the 2010-2012 performance cycle, as described below. The NOI-based LTI Plan has two remaining performance cycles, 2008-2010 and 2009-2011, with payments, if any, occurring in March 2011 and 2012, respectively.

BV-based LTI Plan

Under the amended and restated Incentive Compensation Plan, effective January 1, 2010, potential LTI Plan awards for NEOs, among other employees, are based upon growth in the Company’s book value, and will be determined pursuant to the definition approved by the Compensation Committee, with book value goals set by the Compensation Committee for each three-year period beginning with the 2010-2012 performance cycle, as described in further detail in the “Incentive Compensation Awards” section. The determination of book value for the 2010-2012 performance cycle will be determined following the end of the performance cycle.

The ranges of BV-based LTI award opportunities for the NEOs for 2010, as determined by the Compensation Committee, are reflected below in the 2010 Grants of Plan Based Awards Table. The long-term incentive awards are granted annually and are earned based on adjusted book value growth over a three-year performance period and will become payable only to the extent that specified adjusted book value growth goals are achieved. Payouts, if any, of the BV-based LTI awards for NEOs may range from 0% to 200% of target, based upon attainment of the performance goals, as determined by the Compensation Committee in its sole discretion, with 50% payable in cash and 50% payable in shares of the Company’s common stock with the exception of Mr. Motamed whose award is payable in 100% cash and Mr. Kantor who will continue to participate in the NOI-based LTI Plan through the term of his employment agreement.

Stock-Based Awards. Another element of our compensation program for NEOs is stock-based awards under the Incentive Compensation Plan which generally include performance share units, stock appreciation rights paid in stock, and performance-based restricted stock units (RSUs).

Performance share units

As a stock component of the BV-based LTI Plan, which is described in the “Incentive Compensation Awards” section above, 50% of the LTI target award opportunity for Messrs. Mense, Pontarelli and Wilson will be payable in full shares of the Company’s common stock. Performance share unit award values relating to the 2010-2012 BV-based LTI performance cycle are outlined in the 2010 Grants of Plan Based Award Table. The number of performance share units earned, if any, will be determined following the end of the performance cycle with payments made in full shares of the Company’s common stock.

Stock Appreciation Rights (SARs) paid in stock

With the introduction of the BV-based LTI Plan, regularly scheduled SARs awards to NEOs and other Company officers, except as otherwise provided by contract, were discontinued. Messrs. Motamed and Kantor received SARs awards in 2010, pursuant to the terms of their employment agreements, for further details see the “Narrative Supplement to the 2010 Summary Compensation Table and 2010 Grants of Plan Based Awards Table” section.

SARs paid in stock awards are made at an exercise or strike price equal to the fair market value as defined in the Incentive Compensation Plan, based upon the average of the high and low sales prices of the Company’s Common Stock on the date of grant. We believe this practice is fair and reasonable to the individual executive and to the Company and its Stockholders, since, in addition to being consistent with the Incentive Compensation Plan, it is a commonly used method of determining the exercise or strike price of equity-based awards to corporate executives and is unconnected with the impact of any subsequent events.

Grants of SARs paid in stock generally survive for a period of ten years. Each of the SARs granted entitles the grantee to receive, at the time of exercise, an amount equal to the difference between the fair market value of a single share of the Company’s Common Stock on the date of exercise and the exercise price, which may not be less than the fair market value of a single share of the Company’s Common Stock on the date the grant was made, paid not in cash but in shares of the Company’s Common Stock. SARs generally vest in four equal annual installments on the first four anniversaries of the grant date, so long as the grantee is employed by the Company or one of its subsidiaries on each such date.

Performance-based RSUs

Mr. Motamed, pursuant to the terms of his employment agreement, is entitled to receive an annual award of performance-based RSUs with a target value of $2.5 million, which target value was increased to $3.5 million solely for 2010 pursuant to the March 3, 2010 amendment to his employment agreement. The 2010 award for Mr. Motamed was based upon the volume weighted average price during the 10 trading days immediately preceding the date of grant, with the target and maximum number of shares payable equal to 141,758 shares. At the January 2011 Compensation Committee meeting, the Compensation Committee determined and approved, based on the scale below, that the achievement for this award was equal to 100% (or 141,758 shares), subject to vest annually in installments of 25% with the first installment vesting on March 3, 2011.

2010 Adjusted NOI	2010 Achievement	2010 Percentage of RSUs Earned
Less than $600 million	Less than 50%	0%
$600 million to $750 million	50% - 100%	80% - 100%
$750 million to $1.3 billion	Above 100%	100%

Retirement Plans. CNA provides funded, tax-qualified retirement plans for salaried employees, including executive officers (the “Qualified Plans”) and unfunded, non-qualified equalization plans for certain highly compensated employees (the “Non-Qualified Plans”) which provide for accruals and contributions not available under the Qualified Plans. The Qualified Plans and the Non-Qualified Plans both include defined contribution plans and defined benefit plans. The Qualified and Non-Qualified defined contribution plans are the CNA Savings and Capital Accumulation Plan (the “S-CAP”) and the CNA Supplemental Executive Savings and Capital Accumulation Plan (the “SES-CAP”), respectively. The Qualified and Non-Qualified defined benefit plans are the CNA Retirement Plan (the “Retirement Plan”) and the CNA Supplemental Executive Retirement Plan (the “SERP”), respectively.

In 2000, the Retirement Plan was amended and employees who were employed at December 31, 1999 and were still employed on April 24, 2000 were required to make a choice regarding their future accruals in this plan. Employees were given two choices: (1) to continue earning additional benefits under the formula described in the “Narrative Supplement to the 2010 Pension Benefits Table”; or (2) to convert the present value of their accrued benefit as of December 31, 1999 to an accrued pension account, which amount was credited with interest at a rate based on 30 year treasury securities.

Other Benefits. We provide limited types of perquisites and other personal benefits to our NEOs which we believe are reasonable, consistent with our overall compensation program to enable the Company to attract and retain superior employees for key positions and comparable with perquisite packages offered by our competitors to their senior executives. Pursuant to Company policy and the terms of their respective employment agreements described in the “Narrative Supplement to the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table” section. NEOs are generally entitled to participate in the various benefit plans, programs or arrangements established and maintained by the Company from time to time and applicable to its senior executives, including medical benefits, dental benefits, life insurance, short-term disability, long-term disability insurance, qualified and supplemental defined contribution and defined benefit plans, and to receive all fringe benefits made available to senior executives of the Company, including reimbursement for club memberships, annual physical examinations, preparation of personal income tax returns and paid parking. Each NEO’s entitlement to such benefits is subject to the terms and conditions of the Company’s policies with regard to them, as adjusted by the Company from time to time in its discretion. NEOs are not eligible for paid time off under the Company’s paid time off policy for other employees, any vacation or other work leave time for those NEOs being in each case subject to the approval of the Chairman of the Board and Chief Executive Officer (other than himself). Severance and other benefits available to NEOs upon termination of employment are determined in accordance with the terms of their respective employment contracts, which are summarized in the “Narrative Supplement to the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table” section.

IRC Section 162(m). Under IRC Section 162(m), unless classified as “qualified performance-based compensation,” the amount of compensation deductible for federal income tax purposes which is paid by a publicly-held corporation to its CEO and certain other highly compensated officers during any year is limited to a maximum of $1 million per person, except that compensation which is considered to be “qualified performance-based compensation” is not subject to this limitation. To the extent the Company’s compensation policy can be implemented in a manner that maximizes the deductibility of compensation paid by the Company, the Board of Directors seeks to do so, subject to the contractual obligations to executives in particular cases.

Comparative Market Data. The Compensation Committee reviews and approves the compensation for the NEOs. The Chairman of the Board and Chief Executive Officer reviews and approves recommendations made to the Compensation Committee regarding all compensation for the NEOs (other than himself). Recommendations regarding the Chief Executive Officer’s compensation are developed by the Company’s Senior Human Resources officer in consultation with the majority Stockholder of the Company’s Common Stock. The Compensation Committee and the Chief Executive Officer are assisted in developing and evaluating the overall competitiveness of the compensation program by the Company’s Human Resources staff, which uses market data provided by the following executive compensation consulting firms: Mercer—Property & Casualty Insurance Compensation Survey; Hewitt—Total Compensation Measurement Survey; Towers Watson—U.S. Financial Services Executive Survey—insurance industry and financial industry data; Perlin IT Executive Survey; and Clear Solutions Actuarial Survey. Comparative compensation information regarding the Company’s peer group of companies is evaluated each year. The competitor group consisted of the companies identified below, all of which are within the insurance industry.

•	ACE Limited

•	The Allstate Corporation

•	American Financial Group

•	The Chubb Corporation

•	CIGNA Corporation

•	The Hartford Financial Services Group, Inc.

•	Lincoln National Corporation

•	The Progressive Corporation

•	The Travelers Companies, Inc.

These companies, as well as other companies within the insurance, financial services and certain other industries, represent the organizations against which CNA competes for key executives. This comparative compensation information, in conjunction with performance assessments as to past and expected future contributions of the individual, is used to develop annual compensation levels. It is the Company’s goal to set total compensation opportunities for the NEOs at levels generally comparable with those available to similarly placed executives at the Company’s competitor group; however, the Company does not benchmark executive compensation in the sense of setting mandatory levels or percentiles of peer compensation within which compensation for any particular NEO must fall. Rather, the Company uses information from the surveys and peer companies cited above to assure that its recommendations to the Compensation Committee concerning overall compensation for each NEO are comparable to the full compensation packages given to executives in the same or similar positions in such peer companies and in companies from related industries. Thus, in any particular case, one or more components of a given NEO’s entire compensation structure might not be directly aligned with the same component in compensation packages offered at peer companies, but overall compensation for that NEO would nevertheless be within the parameters reflected in peer and survey data as full compensation for the same or similar positions. This process promotes the Company’s goal of offering its NEOs compensation structures that, taken as a whole, make it possible to retain the most talented and productive executive officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

We have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have approved inclusion of the Compensation Discussion and Analysis in this Proxy Statement and in the Company’s Annual Report on Form 10-K.

By the Compensation Committee:

Paul J. Liska, Jose O. Montemayor, Don M. Randel and Marvin Zonis (Chairman)

COMPENSATION OF EXECUTIVE OFFICERS

The following 2010 Summary Compensation Table summarizes compensation paid by the Company and its subsidiaries for services rendered in all capacities for our Chief Executive Officer, Chief Financial Officer and other NEOs as of December 31, 2010:

2010 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (a) ($)	Bonus (b) ($)		Stock Awards (c) ($)	Option/ SARs Awards (d) ($)	Non-Equity Incentive Plan Compensation (e) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f) ($)	All Other Compensation (g) ($)	Total ($)
Thomas F. Motamed (h)	2010	$1,000,000	—		$3,623,334	$832,376	$3,450,000	—	$579,876	$9,485,587
Chief Executive Officer CNA Financial Corporation	2009	$1,000,000	$477,085	(i)	$4,548,578	$462,808	$2,750,000	—	$1,192,642	$10,431,113

D. Craig Mense	2010	$800,000	$550,000	(j)(k)	$299,998	—	$1,760,000	—	$205,847	$3,615,845
Executive Vice President & Chief Financial Officer	2009	$800,000	$400,000	(j)	—	$125,934	$1,400,000	—	$237,719	$2,963,653
	2008	$800,000	—		—	$196,287	$1,380,000	—	$216,468	$2,592,755
CNA Financial Corporation
Jonathan D. Kantor	2010	$800,000	$400,000	(j)	—	$312,141	$1,788,000	$1,139,403	$43,282	$4,482,826
Executive Vice President, General Counsel & Secretary CNA Financial Corporation	2009	$800,000	$400,000	(j)	—	$125,934	$1,440,000	$1,686,097	$41,369	$4,493,400
	2008	$787,500	—		—	$196,287	$1,416,000	$628,690	$55,627	$3,084,103

Thomas Pontarelli (l)	2010	$675,000	$300,000	(j)	$253,121	—	$1,112,000	$687,168	$39,456	$3,066,745
Executive Vice President & Chief Administration Officer CNA Insurance Companies	2009	$658,333	$300,000	(j)	—	$62,967	$877,500	—	$42,751	$1,941,551
Peter W. Wilson (l)	2010	$700,000	$350,000	(j)	$262,476	—	$1,112,000	$576,591	$39,587	$3,040,654
President & Chief Operating Officer CNA Specialty Lines of the CNA Insurance Companies	2009	$650,000	$850,000	(j)(m)	—	$83,956	$980,000	—	$36,684	$2,600,640

(a)	Base salary includes compensation deferred under the CNA S-CAP and SES-CAP.
(b)	Represents discretionary bonuses to NEOs earned in fiscal years 2008, 2009, and 2010.
(c)	Represents the full grant date fair value of stock awards for fiscal years 2009 and 2010, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of assumptions used in calculation of these amounts, please see Note J to our consolidated financial statements included in our 2010 Annual Report on Form 10-K. For both Mr. Motamed’s performance based RSUs and the performance share unit awards for Messrs. Mense, Pontarelli and Wilson, the amount reported assumes target level achievement, please refer to the “Stock-Based Awards” section of the Compensation Discussion and Analysis for more details on these awards.
(d)	Represents the full grant date fair value for fiscal years 2008, 2009, and 2010 related to stock option/SARs awards for financial statement reporting purposes, excluding forfeitures, in accordance with Financial Accounting Standards Board Accounting Codification Topic 718. For a discussion of assumptions used in calculation of these amounts, please see Note J to our consolidated financial statements included in our 2010 Annual Report on Form 10-K.
(e)	Amounts disclosed are annual incentive cash awards and NOI-based long-term cash awards earned in 2008, 2009 and 2010 fiscal years under the Incentive Compensation Plan. Annual incentive awards are typically paid in the first quarter of the following year unless deferred. NOI-based long-term cash awards are earned based on net operating income targets over a three-year performance period (please see table below for additional information). For 2010, NOI-based long-term cash awards represent 66% of the NEOs target relating to the 2010 year for the 2008-2010 and 2009-2011 run-off cycles due to the introduction of the BV-based LTI Plan except for Mr. Kantor, who has elected to remain in the NOI-based LTI Plan through the term of his employment agreement, whose target amount represents 100% of his target opportunity.

Name	Year	Annual Incentive Cash Awards	Long-Term Cash Awards	Total Non-Equity Incentive Plan Compensation
Thomas F. Motamed	2010	$3,250,000	$200,000	$3,450,000
	2009	$2,500,000	$250,000	$2,750,000

D. Craig Mense	2010	$1,600,000	$160,000	$1,760,000
	2009	$1,200,000	$200,000	$1,400,000
	2008	$1,200,000	$180,000	$1,380,000
Jonathan D. Kantor	2010	$1,500,000	$288,000	$1,788,000
	2009	$1,200,000	$240,000	$1,440,000
	2008	$1,200,000	$216,000	$1,416,000

Thomas Pontarelli	2010	$950,000	$162,000	$1,112,000
	2009	$675,000	$202,500	$877,500
Peter W. Wilson	2010	$1,000,000	$112,000	$1,112,000
	2009	$850,000	$130,000	$980,000

(f)	The amount shown for the NEOs is attributable to the change in actuarial present value of the accumulated benefit under defined benefit plans. There can be no assurance that the amounts shown will ever be realized by the NEOs. For assumptions used in calculation of these amounts, please see the Pension Benefits Table.
(g)	Please refer to the All Other Compensation Table below for additional information.
(h)	Mr. Motamed’s employment with the Company commenced on January 1, 2009.
(i)	Represents special bonuses paid to Mr. Motamed in recognition of relocation and legal fees per the terms of his employment agreement.
(j)	Amounts represents retention bonus payments in connection with the CEO transition, (please see the “Narrative Supplement to the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table” section for additional details).
(k)	Amounts reported include $150,000 special bonus for outstanding performance in 2010.
(l)	Messrs. Pontarelli and Wilson were not NEOs in 2008; therefore, compensation provided is only for 2009 and 2010.
(m)	Pursuant to the terms of Mr. Wilson’s employment agreement, he was awarded a special contract signing bonus that was deposited into his SES-CAP account in January 2010 (please see the “Narrative Supplement to the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table” section for additional details).

2010 ALL OTHER COMPENSATION TABLE

The following 2010 All Other Compensation Table describes each component of the All Other Compensation column in the Summary Compensation Table for the year ended December 31, 2010.

Name	Year	Parking Benefit	Tax Preparation	Executive Physicals	Company Aircraft (a)	Club Memberships/ Companion Travel	Tax Reimbursements (b)	Company S-CAP and SES-CAP Contributions	Total
Thomas F. Motamed	2010	$1,920	—	—	$235,690	$7,969	$50,457	$283,840	$579,876
D. Craig Mense	2010	$1,920	$2,500	$4,910	$3,385	$8,026	$4,467	$180,640	$205,847
Jonathan D. Kantor	2010	—	—	—	—	$9,682	—	$33,600	$43,282
Thomas Pontarelli	2010	$1,920	—	$478	—	$8,398	$311	$28,350	$39,456
Peter W. Wilson	2010	—	—	—	—	$8,000	$2,187	$29,400	$39,587

(a)	Represents amounts for personal use of Company aircraft which represents the aggregate incremental cost to the Company. Aggregate incremental cost calculation includes variable costs associated with the personal use of Company aircraft and includes but is not limited to the following: fuel, landing fees, air routing fees, flight based operator fees (i.e. hangar and terminal fees), multi-service fees (i.e. ground repairs and maintenance), catering, staff per diem, and ground transportation when applicable.
(b)	Under the Internal Revenue Code, the Company is required to impute income to each NEO for the value of perquisites. The amounts represented are reimbursements for taxes on imputed income related to executive physicals and personal use of Company aircraft applying the Standard Industry Fare Level (SIFL) methodology.

2010 GRANTS OF PLAN-BASED AWARDS TABLE

The following 2010 Grants of Plan-Based Awards Table provides additional information on stock options/SARs awards and non-equity incentive plan awards granted to each of the NEOs during the year ended December 31, 2010.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option/ SARs Awards: Number of Securities Underlying Options (a) (#)	Exercise or Base Price of Option/ SARs Awards (b) ($ /sh)	Closing Price on Grant Date ($ / sh)	Grant Date Fair Value of Stock and Option/ SARs Awards (c)
			Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Thomas F. Motamed	SARs	3/3/10	—	—	—		—	—	—		80,000	$25.56	$25.62	$832,376
	Performance RSUs	3/3/10	—	—	—		113,406	141,758	141,758	(d)	—	—	—	$3,623,334
	LTI (Book Value based)	3/3/10	$125,000	$250,000	$500,000	(e)	—	—	—		—	—	—	—
	LTI (NOI based)	3/3/10	$83,333	$166,667	$333,333	(f)	—	—	—		—	—	—	—
	Annual Cash	3/3/10	—	$2,500,000	$4,000,000	(g)	—	—	—		—	—	—	—

D. Craig Mense	LTI (Book Value based)	3/3/10	$150,000	$300,000	$600,000	(e)	5,869	11,737	23,474	(e)	—	—	—	$299,998
	LTI (NOI based)	3/3/10	$66,667	$133,333	$266,667	(f)	—	—	—		—	—	—	—
	Annual Cash	3/3/10	—	$800,000	$1,600,000	(g)	—	—	—		—	—	—	—
Jonathan D. Kantor	SARs	3/3/10	—	—	—		—	—	—		30,000	$25.56	$25.62	$312,141
	LTI (NOI based)	3/3/10	$120,000	$240,000	$480,000	(f)	—	—	—		—	—	—	—
	Annual Cash	3/3/10	—	$800,000	$1,600,000	(g)	—	—	—		—	—	—	—

Thomas Pontarelli	LTI (Book Value based)	3/3/10	$126,563	$253,125	$506,250	(e)	4,952	9,903	19,806	(e)	—	—	—	$253,121
	LTI (NOI based)	3/3/10	$67,500	$135,000	$270,000	(f)	—	—	—		—	—	—	—
	Annual Cash	3/3/10	—	$675,000	$1,350,000	(g)	—	—	—		—	—	—	—
Peter W. Wilson	LTI (Book Value based)	3/3/10	$131,250	$262,500	$525,000	(e)	5,135	10,269	20,538	(e)	—	—	—	$262,476
	LTI (NOI based)	3/3/10	$46,667	$93,333	$186,667	(f)	—	—	—		—	—	—	—
	Annual Cash	3/3/10	—	$700,000	$1,400,000	(g)	—	—	—		—	—	—	—

(a)	Option/SARs awards vest in installments of 25% on each anniversary of the date of grant, such that the options/SARs are fully exercisable on or after four years from the date of grant.
(b)	The exercise price shown for individual options/SARs is the fair market value of the Company’s Common Stock on the date of grant (calculated as the average of its high and low sales prices on that date reported on the NYSE Composite Tape).
(c)	Represents full grant date fair value of 2010 awards calculated in accordance with Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of assumptions, see Note J to our consolidated financial statements included in our 2010 Annual Report on Form 10-K. There can be no assurance that amounts shown under the Grant Date Fair Value of Stock and Option/SARs Awards will ever be realized by the NEOs.
(d)	On March 3, 2010 Mr. Motamed was awarded an award of performance-based RSUs with a target value of $3.5 million (or 141,758 target shares). At the January 2011 Compensation Committee meeting, the Compensation Committee determined that the achievement for this award was equal to 100% (141,758 shares). Please refer to the “Stock-Based Awards” section of the Compensation Discussion and Analysis for more details on this award.
(e)	These amounts represent long-term incentive awards made under the Incentive Compensation Plan which is administered by the Compensation Committee. For Messrs. Mense, Pontarelli and Wilson the award has a 50% cash component and 50% equity component. For Mr. Motamed the award only has a 100% cash component. The long-term incentive awards are granted annually and are earned based on adjusted book value growth over a three-year performance period and will become payable only to the extent that specified adjusted book value growth goals are achieved. The payouts can vary from 0% to 200% of the original target based on the attainment of performance goals. Only awards related to the 2010-2012 performance cycle are included in this table. Please refer to the Incentive Compensation Awards section of the Compensation Discussion & Analysis for more information concerning these awards.
(f)	These amounts represent long-term incentive cash awards made under the Incentive Compensation Plan which is administered by the Compensation Committee. The long-term incentive cash awards are granted annually and are earned based on NOI targets over a three-year performance period and will become payable only to the extent that specified NOI goals are achieved. The payouts can vary from 0% to 200% of the original target based on attainment of performance goals. Only 2010 LTI cash awards which represent 66% of the NEOs target relating to the 2010 year of the 2008-2010 and 2009-2011 run-off cycles are included in this table except for Mr. Kantor, who has elected to remain in the NOI-based LTI Plan through the term of his employment agreement, and whose target amount represents 100% of his target opportunity. Please refer to the “Long-Term Incentive Plan” section of the Compensation Discussion and Analysis for more information concerning these awards.
(g)	These amounts represent annual incentive cash awards granted under the Incentive Compensation Plan. The awards for Messrs. Motamed, Mense, Kantor, Pontarelli, and Wilson consist of an amount equal to a portion of that percentage of NOI established by the Compensation Committee as the annual performance goal, subject to maximum amounts. The actual 2010 annual incentive cash award achievements were determined and approved by the Compensation Committee in January 2011 and are reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. Please refer to the “Annual Incentive Cash Compensation Awards” section of the Compensation Discussion and Analysis for more information concerning these awards.

Narrative Supplement to the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table

From and after the time individuals become NEOs, the terms of their employment and the form of their written arrangements are approved by the Compensation Committee, except the Chairman and Chief Executive Officer, whose terms of employment and form of agreement are approved by the Board of Directors. As discussed above, the Company currently intends to begin to phase out written compensation arrangements with NEOs (with the exception of Mr. Motamed) upon the expiration of such arrangements in accordance with their terms. For those NEOs with existing employment agreements that provide for required renewals, the Company anticipates entering into written letter agreements with such NEOs that would outline severance terms for a specified period of time. Upon the expiration of such anticipated written letter agreements, no further written arrangements regarding employment are anticipated (with the exception of presumed written employment arrangements with respect to Mr. Motamed).

Mr. Motamed

Pursuant to an employment agreement, dated May 22, 2008, and as amended October 24, 2008 and March 3, 2010, Mr. Thomas F. Motamed currently serves as Chairman of the Board and Chief Executive Officer of the Company and as Chairman of the Board, President and Chief Executive Officer of the CNA insurance companies. The term of the employment agreement began January 1, 2009 and expires December 31, 2013. His annual base compensation is $1,000,000, subject to potential increases by our Board of Directors or Compensation Committee beginning in 2010. In addition, Mr. Motamed is entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a annual target bonus opportunity of $2.5 million and a maximum annual bonus opportunity of $4 million, as well as certain long-term incentive cash awards, calculated pursuant to specific performance goals as outlined in the “Compensation Discussion and Analysis” section above, and as determined by the Compensation Committee and subject to its approval and adjustment. Under the employment agreement, Mr. Motamed is entitled to an annual grant of 80,000 SARs paid in stock. In addition, he is entitled to an annual target grant of performance-based RSUs with a value of $2.5 million, based upon the volume weighted average price during the 10 trading days immediately preceding the date of grant, which target was increased to $3.5 million solely for 2010 pursuant to the March 3, 2010 amendment to his agreement, as approved by Compensation Committee.

If Mr. Motamed’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive, at a minimum, unpaid base salary through the termination date, the balance of any unpaid annual incentive cash awards and long-term incentive cash awards for the performance period in which termination occurs, prorated to date of termination; full vesting of all outstanding SARs, with SARs remaining exercisable for the lesser of three years following termination or the balance of the maximum term; full vesting of any outstanding RSUs whose vesting is based solely on continued employment; full vesting of performance-based RSUs granted in the calendar year of termination or in the previous year, subject solely to satisfying performance criteria of such RSUs; and 42 months of Company subsidized participation in the medical, dental, vision, life and disability plans in which he was enrolled prior to termination. In the event Mr. Motamed timely executes, delivers and does not revoke a release in the time, manner and form described in the agreement, he shall be entitled to receive severance payments in the amount of $312,500 per month commencing with month of termination through the remaining term of his employment agreement; provided however, severance payments shall be made for a period of no less than six months following termination and any severance payments will be made in substantially equal installments, not less frequently than monthly. Mr. Motamed is also entitled to the following special termination payments: (i) a payment of $15,000 annually commencing January 2014 and ending on January 2033; and (ii) a lump sum payment equal to $1.5 million to be paid within 30 days following termination. The foregoing severance payments are subject to deferral pursuant to the provisions of IRC Section 409A and the Treasury Regulations related to it.

If Mr. Motamed’s employment is terminated in connection with a change of control, as such term is defined in his employment agreement, he will receive: any unpaid base salary through the termination date, the balance of any unpaid annual incentive cash awards and long-term incentive cash awards for the performance period in which termination occurs, prorated to the date of termination; full vesting of all outstanding SARs, with SARs remaining exercisable for the lesser of 90 days following termination or the balance of the maximum term; full vesting of any outstanding RSUs where vesting is based solely on continued employment; and full vesting of any earned but unvested performance-based RSUs. In addition, Mr. Motamed is entitled to reimbursement, on an after-tax basis, for any excise tax due as a result of any payment under his employment agreement being treated as an “excess parachute payment” under IRC Section 280G.

Mr. Mense

D. Craig Mense’s employment agreement, dated August 1, 2007, and as amended July 1, 2008, expired in accordance with its terms on December 31, 2010. As discussed above under “Compensation Discussion and Analysis,” the Company will allow employment agreements to expire in accordance with their terms and replace each (with the exception of the employment agreement with Mr. Motamed) with a letter agreement that provides severance terms. A letter agreement proposal was made to Mr. Mense on September 28, 2010, which Mr. Mense agreed to on February 22, 2011. The terms of the letter agreement are effective as of the expiration of the employment agreement, or as of January 1, 2011 through December 31, 2013. In addition, Mr. Mense’s annual base compensation was increased to $825,000, as approved at the January 2011 Compensation Committee meeting, and is subject to discretionary adjustments by the committee. Mr. Mense is eligible to earn annual incentive cash awards under the Incentive Compensation Plan with a target annual bonus opportunity equal to 150% of his base salary, and certain long-term incentive awards, calculated pursuant to specific performance goals as outlined in the “Compensation Discussion and Analysis” section above and as determined by the Compensation Committee and subject to its approval and adjustment.

Pursuant to the letter agreements, if Mr. Mense’s employment is terminated by the Company involuntarily for any reason except “cause” (as defined in the agreement), he will receive prorated salary and benefits through the event. In addition, if Mr. Mense’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement) prior to December 31, 2013, he will receive prorated salary and benefits through the event, and severance payments in a total amount equal to $3.6 million, provided that such amount would decrease on a straight-line basis prorated monthly (i.e., $100,000 monthly). Payments, if any, under incentive plans, including annual and long-term incentive plans, will be determined by the terms of the respective plans, subject to deferral pursuant to the provisions of IRC Section 409A and the Treasury Regulations related to it.

Lastly, pursuant to his employment agreement which expired on December 31, 2010, as described above, Mr. Mense was entitled to the remaining $400,000 of a $800,000 retention bonus, which was paid on June 30, 2010.

Mr. Kantor

Pursuant to an employment agreement, dated April 1, 2008, Mr. Jonathan D. Kantor serves as Executive Vice President, General Counsel & Secretary of the Company, with duties and responsibilities as designated by the Chairman of the Board and Chief Executive Officer. The term of the agreement expires June 30, 2011 and current annual base compensation is $800,000, subject to annual increases at the discretion of the Compensation Committee. In addition, Mr. Kantor is entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a maximum annual bonus opportunity equal to 200% of his base salary, as well as certain long-term incentive awards, calculated pursuant to net operating income goals and overall Company business performance, as determined by the Compensation Committee and subject to its approval and adjustment. Pursuant to the terms of the employment agreement, Mr. Kantor is also entitled to a minimum annual grant of 30,000 SARs of the Company’s Common Stock, subject to share availability under the Incentive Compensation Plan and Compensation Committee approval. Under the employment agreement Mr. Kantor was also entitled to the remaining $400,000 of a $800,000 retention bonus, which was paid on June 30, 2010.

If Mr. Kantor’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive prorated salary and benefits through the event, and severance payments over 24 months in a total amount equal to $3.6 million, payable over two years in equal monthly installments following termination, but subject to deferral pursuant to the provisions of IRC Section 409A and the Treasury Regulations related to it. In addition, severance includes up to 18 months of Company subsidized participation in health benefit plans in which he was enrolled in prior to termination. As indicated above, upon the expiration of the employment agreement with Mr. Kantor, the Company anticipates entering into a letter agreement with him that outlines severance terms for a specified period of time.

Mr. Pontarelli

Mr. Thomas Pontarelli serves as Executive Vice President and Chief Administration Officer of the CNA insurance companies. Mr. Pontarelli’s base compensation was increased to $700,000, as approved at the January 2011 Compensation Committee meeting, and is subject to discretionary adjustments by the committee. Mr. Pontarelli is eligible to earn annual incentive cash awards under the Incentive Compensation Plan with a target annual bonus opportunity equal to 125% of his base salary, and certain long-term incentive awards, calculated pursuant to specific performance goals as outlined in the “Compensation Discussion and Analysis” section above and as determined by the Compensation Committee and subject to its approval and adjustment.

Pursuant to a series of letter agreements, dated June 18, 2007, August 8, 2008 and December 9, 2009, which expired in accordance with their terms on December 31, 2010, Mr. Pontarelli was also entitled to the remaining $300,000 of a $600,000 retention bonus, which was paid on June 30, 2010.

Mr. Pontarelli’s employment arrangement is no longer governed by a written agreement and, as of January 1, 2011, there are no severance terms applicable to Mr. Pontarelli. However, disclosures regarding such potential payments, in the event they had been triggered in 2010, are included under the “2010 Potential Payments Upon Termination Tables” section.

Mr. Wilson

Pursuant to an employment agreement, dated August 24, 2006, and as amended September 19, 2008, Mr. Peter W. Wilson serves as President and Chief Operating Officer, CNA Specialty, of the CNA insurance companies. The term of the agreement expires December 31, 2011 and current annual base compensation is $700,000, subject to discretionary adjustments by the Compensation Committee. Mr. Wilson is entitled to earn annual incentive cash awards under the Incentive Compensation Plan with a target annual bonus opportunity equal to 125% of his base salary, as well as certain long-term incentive awards, calculated pursuant to specific performance goals as outlined in the “Compensation Discussion and Analysis” section above and as determined by the Compensation Committee and subject to its approval and adjustment. In January 2010, pursuant to his agreement, Mr. Wilson received a special signing bonus of $500,000 that was deposited into his account under the CNA Supplemental Executive Savings and Capital Accumulation Plan. Mr. Wilson was also entitled to the remaining $350,000 of a $700,000 retention bonus, which was paid on June 30, 2010.

If Mr. Wilson’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive prorated salary, current year’s annual bonus, if any, based upon performance results and benefits through the event, and, within 30 days following termination, a lump sum severance payment comprised of two times his base compensation and two times his bonus at target in effect at the time of termination, but subject to deferral pursuant to the provisions of IRC Section 409A and the Treasury Regulations related to it. In addition, severance includes up to 24 months of Company subsidized participation in health benefit plans in which he was enrolled in prior to termination. As indicated above, upon the expiration of the employment agreement with Mr. Wilson, the Company anticipates entering into a letter agreement with him that outlines severance terms for a specified period of time.

In the event any of the foregoing effective agreements, except in the case of Mr. Mense, is not renewed or is terminated prior to the respective expiration dates, each executive may be entitled to certain payments, the continuation of certain benefits, and the vesting of certain stock options, SARs or RSUs, all as determined in accordance with the applicable provisions of the respective agreements. While the Company does not intend to renew the employment agreements of Messrs. Kantor and Wilson, it does intend to enter into written letter agreements for a specified period of time that would provide for the avoidance of such payments. Following the expiration or earlier termination of the agreements, each of the foregoing executives remains subject to certain confidentiality, non-competition, non-solicitation, non-interference and claims assistance covenants. Mr. Mense does not have a non-renewal provision in his letter agreements and as such, would not be entitled to any additional payments, benefits or vesting of equity.

In the case of Mr. Pontarelli, his written letter agreement expired on December 31, 2010; the Company does not intend to provide for another written employment arrangement with respect to Mr. Pontarelli. Accordingly, Mr. Pontarelli’s employment arrangement does not provide for severance, additional payments or require compliance with covenants.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following 2010 Outstanding Equity Awards at Fiscal Year End Table summarizes equity awards made to the NEOs which were outstanding as of the year ended December 31, 2010.

		Option/SARs Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options/ SARs (#)	Number of Securities Underlying Unexercised Options/ SARs (#)		Option/ SARs Exercise Price (a) ($)	Option/ SARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable
Thomas F. Motamed	1/2/2009	20,000	60,000	(b)	16.50	1/2/2019	—		—	—		—
	1/2/2009						97,848	(c)	$2,646,788	—		—
	2/4/2009						124,896	(d)	$3,378,437	—		—
	3/3/2010	-0-	80,000	(e)	25.56	3/3/2020	—		—	—		—
	3/3/2010						—		—	141,758	(f)	$3,834,554

D. Craig Mense	11/29/2004	25,000	-0-		26.15	11/29/2014	—		—	—		—
	2/9/2005	25,000	-0-		27.27	2/9/2015	—		—	—		—
	2/8/2006	25,000	-0-		30.98	2/8/2016	—		—	—		—
	2/7/2007	18,750	6,250	(g)	41.86	2/7/2017	—		—	—		—
	2/6/2008	15,000	15,000	(h)	32.54	2/6/2018	—		—	—		—
	2/4/2009	7,500	22,500	(i)	11.51	2/4/2019	—		—	—		—
	3/3/2010						—		—	11,737	(j)	$317,486
Jonathan D. Kantor	5/2/2001	20,000	-0-		35.35	5/2/2011	—		—	—		—
	5/8/2002	20,000	-0-		29.15	5/8/2012	—		—	—		—
	5/7/2003	30,000	-0-		24.69	5/7/2013	—		—	—		—
	4/28/2004	30,000	-0-		26.27	4/28/2014	—		—	—		—
	2/9/2005	30,000	-0-		27.27	2/9/2015	—		—	—		—
	2/8/2006	30,000	-0-		30.98	2/8/2016	—		—	—		—
	2/7/2007	22,500	7,500	(g)	41.86	2/7/2017	—		—	—		—
	2/6/2008	15,000	15,000	(h)	32.54	2/6/2018	—		—	—		—
	2/4/2009	7,500	22,500	(i)	11.51	2/4/2019	—		—	—		—
	3/3/2010	-0-	30,000	(e)	25.56	3/3/2020	—		—	—		—

Thomas Pontarelli	5/7/2003	3,750	-0-		24.69	5/7/2013	—		—	—		—
	4/28/2004	7,500	-0-		26.27	4/28/2014	—		—	—		—
	2/9/2005	7,500	-0-		27.27	2/9/2015	—		—	—		—
	2/8/2006	15,000	-0-		30.98	2/8/2016	—		—	—		—
	2/7/2007	11,250	3,750	(g)	41.86	2/7/2017	—		—	—		—
	2/6/2008	7,500	7,500	(h)	32.54	2/6/2018	—		—	—		—
	2/4/2009	3,750	11,250	(i)	11.51	2/4/2019	—		—	—		—
	3/3/2010						—		—	9,903	(j)	$267,876
Peter W. Wilson	5/7/2003	5,000	-0-		24.69	5/7/2013	—		—	—		—
	4/28/2004	10,000	-0-		26.27	4/28/2014	—		—	—		—
	2/9/2005	15,000	-0-		27.27	2/9/2015	—		—	—		—
	2/8/2006	20,000	-0-		30.98	2/8/2016	—		—	—		—
	2/7/2007	15,000	5,000	(g)	41.86	2/7/2017	—		—	—		—
	2/6/2008	10,000	10,000	(h)	32.54	2/6/2018	—		—	—		—
	2/4/2009	5,000	15,000	(i)	11.51	2/4/2019	—		—	—		—
	3/3/2010						—		—	10,269	(j)	$277,776

(a)	The exercise price shown for individual optionees is the fair market value of the Company’s Common Stock on the date of grant (calculated as the average of its high and low sales prices on that date reported on the NYSE Composite Tape).

(b)	SARs vest annually in installments of 25% beginning January 2, 2010, such that the SARs are fully exercisable on or after four years from the date of grant.
(c)	RSUs vest annually in installments of 25% beginning January 2, 2010, such that the RSUs are fully exercisable on or after four years from the date of grant.
(d)	RSUs, if earned, vest annually in installments of 25% beginning February 4, 2010, such that the RSUs are fully exercisable on or after four years from the date of grant.
(e)	SARs vest annually in installments of 25% beginning March 3, 2011, such that the SARs are fully exercisable on or after four years from the date of grant.
(f)	RSUs, if earned, vest annually in installments of 25% beginning March 3, 2011, such that the RSUs are fully exercisable on or after four years from the date of grant.
(g)	SARs vest annually in installments of 25% beginning February 7, 2008, such that the SARs are fully exercisable on or after four years from the date of grant.
(h)	SARs vest annually in installments of 25% beginning February 6, 2009, such that the SARs are fully exercisable on or after four years from the date of grant.
(i)	SARs vest annually in installments of 25% beginning February 4, 2010, such that the SARs are fully exercisable on or after four years from the date of grant.
(j)	Represents outstanding performance share unit awards for the 2010-2012 performance cycle assuming target achievement. The actual number of shares that will be distributed is not yet determinable. Such performance share unit awards, if earned, will vest no later than March 2013. For information regarding the performance shares, please refer to the “Compensation Discussion and Analysis—Incentive Compensation Awards” section. The actual value of awards at the end of the performance period may vary from the valuations indicated above.

2010 OPTION EXERCISES AND STOCK VESTED

The following 2010 Option Exercises and Stock Vested Table summarizes the value realized by the NEOs on stock option/SARs exercises and stock award vesting during the year ended December 31, 2010.

	Option/SARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Thomas F. Motamed	-0-	$0	74,248	(a)	$1,776,861	(b)
D. Craig Mense	-0-	$0	-0-		$0
Jonathan D. Kantor	-0-	$0	-0-		$0
Thomas Pontarelli	-0-	$0	-0-		$0
Peter W. Wilson	-0-	$0	-0-		$0

(a)	Represents 25% installment vesting of RSU award granted on January 2, 2009 and 25% installment vesting of performance-based RSU award granted on February 4, 2009. Number of shares includes 26,300 shares withheld by the Company at the election of Mr. Motamed to pay for minimum withholding tax due upon the vesting of the RSU awards on January 4, 2010 and February 4, 2010.
(b)	Represents the average of the high and low price of Company common stock on the January 4, 2010 and February 4, 2010 vesting dates, excluding tax obligations incurred in connection with such vesting.

2010 PENSION BENEFITS TABLE

The following 2010 Pension Benefits Table provides the present value of accumulated benefits payable to each of the NEOs under the qualified and non-qualified pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Thomas F. Motamed	—	-0-	$0		$0

D. Craig Mense	—	-0-	$0		$0
Jonathan D. Kantor	CNA Retirement Plan	16.75	$617,230	(a)	$0
	CNA Supplemental
	Executive Retirement Plan	16.75	$7,365,874	(b)	$0

Thomas Pontarelli	CNA Retirement Plan	12.92	$640,493	(a)	$0
	CNA Supplemental
	Executive Retirement Plan	12.92	$3,242,785	(b)	$0
Peter W. Wilson	CNA Retirement Plan	18.25	$533,957	(a)	$0
	CNA Supplemental
	Executive Retirement Plan	18.25	$3,194,071	(b)	$0

a)	The present value of accumulated benefit was determined assuming commencement at age 62 using a discount rate of 5.375% and the 2011 Annuitant Table specified in IRS Notice 2008-85. The mortality rates apply after commencement at age 62. The payment form reflects the availability and anticipated election of optional payment forms offered under the plan based on plan experience.
b)	The present value of accumulated benefit was determined assuming commencement at age 62, with payment under the lump sum payment form. For Messrs. Kantor and Wilson, the lump sum payment at age 62 was determined using a forward rate application of the three-segment yield curve specified in IRS Notice 2010-93 applicable for payments after 2011 (1.65% for payments made during the first 5 years; 4.91% for payments made for the next 15 years; and 6.52% for payments made thereafter) and the 2013 Table for Distributions Subject to §417(e)(3) as specified in IRS Notice 2008-85. For Mr. Pontarelli, the lump sum payment at age 62 was determined using a forward rate application of the three-segment yield curve specified in IRS Notice 2010-93 applicable for payments commencing prior to 2012 (2.16% for payments made during the first 5 years; 4.77% for payments made for the next 15 years; and 6.05% for payments made thereafter) and the 2011 Table for Distributions Subject to §417(e)(3) as specified in IRS Notice 2008-85. The lump sum payment at age 62 was discounted to the measurement date using a discount rate of 5.375%.

Narrative Supplement to the 2010 Pension Benefits Table

CNA provides two defined benefit pension plans in which certain NEOs participate. The Retirement Plan is a defined benefit pension plan available to employees hired on or before December 31, 1999. This plan is qualified under Section 401(a) of the IRC. The SERP is a non-qualified defined benefit pension plan that provides benefits to employees who are eligible to participate in the Retirement Plan and whose accrued benefit under such plan is restricted by IRC Sections 401(a)(17) or 415.

CNA Retirement Plan

The Retirement Plan provides a life annuity benefit at normal retirement age equal to (1) less (2) below:

(1)	The sum of (A) and (B) below:

(A)	2% of Highest Average Monthly Compensation multiplied by years and months of Accrual Service, up to a maximum of 25 years; and

(B)	0.6667% of Highest Average Monthly Compensation multiplied by years and months of Accrual Service over 25 years, up to 15 such years.

(2)	1.4% of Primary Social Security Amount multiplied by years and months of Accrual Service, up to a maximum of 35 years.

“Highest Average Monthly Compensation” is computed as the average of the 60 consecutive months of compensation over the entire period of employment which produce the highest monthly average. Compensation includes base salary, incentive compensation, overtime, and incentive or performance bonuses before these are reduced by contributions to tax-deferred or tax-exempt plans under IRC Sections 401(k), 125 or 132(f)(4). Compensation recognized under the Retirement Plan is limited under the provisions of IRC Section 401(a)(17).

“Primary Social Security Amount” is an estimate of the monthly primary insurance amount available at age 65 computed under the Social Security Act in effect on January 1 of the year of determination. This amount is estimated by assuming annual wages for the period after termination of employment to age 65 are equal to earnings in the last full year of employment and past wages are estimated assuming wage increases of 6% per year from the later of age 22 or January 1, 1951.

“Accrual Service” is determined in years and months from the date of hire, with one month credited for any month in which the employee works.

Employees who are eligible to participate in the Retirement Plan include all employees of the Company and Continental Casualty Company hired prior to January 1, 2000. Eligible employees became participants in the Retirement Plan at the later of: (i) the date an employee attained age 21; (ii) the date an employee became an Eligible Employee; or (iii) the date the employee completed 1,000 hours of service.

A participant’s right to an accrued benefit under the Retirement Plan becomes non-forfeitable after three years of vesting service or when the participant attains normal retirement age (later of sixty-fifth birthday or fifth anniversary of the date of participation). The accrued benefit is payable on an unreduced basis on or after age 65. Participants who terminate with at least three years of vesting service and with the sum of their age and service greater than or equal to 65 are eligible for early retirement and may commence benefits at any time. Such benefits are reduced by 1/3 of 1 percent for each complete calendar month that commencement precedes the first of the month coincident with or next following their sixty-second birthday. Participants who terminate with at least ten years of vesting service, but prior to early retirement age, may commence receiving benefits as early as age fifty-five with a reduction of 1/2 of 1 percent for each complete calendar month that benefit commencement precedes the first of the month coincident with or next following their sixty-fifth birthday.

Participants who commence receiving benefits at an early retirement age and who reached age 40 prior to January 1, 2000 are eligible for a supplemental benefit payable until they attain age 62. This benefit is equal to the offset described in (2) above reduced for early retirement.

The normal form of payment for a single participant is the single life annuity. The normal form of payment for a married participant is the qualified 50% joint and survivor annuity. Several optional forms of payment are offered. These include 50%, 66-2/3%, 75% and 100% joint and contingent annuities, and the single life annuity. Benefits paid under any of these optional forms are actuarially equivalent to the single life annuity benefit available at the age of the commencement of benefits.

The Retirement Plan provides benefits upon the death or disability of an active participant. The spouse of a deceased active participant who dies with at least three years of vesting service is eligible to receive 50% of the participant’s accrued benefit, assuming the participant had attained early retirement age at the date of death and retired with a 50% joint and survivor annuity payment form. The early retirement reduction in this case is 1/3 of 1 percent for each complete calendar month the date of death precedes the first of the month coincident with or next following the participant’s sixty-second birthday. Upon becoming disabled after five years of vesting service, the participant is eligible for additional Accrual Service to the earliest to occur of the cessation of disability, normal retirement age or the election of an earlier annuity starting date. Compensation while disabled is credited at the same rate of compensation in the last full month worked.

Of the NEOs, Messrs. Kantor, Pontarelli and Wilson are eligible to participate in the Retirement Plan. All three of these officers are eligible for early retirement benefits under the Retirement Plan.

CNA Supplemental Executive Retirement Plan

The SERP provides the portion of the Retirement Plan benefit which cannot be paid from the Retirement Plan due to the compensation limitations of IRC Section 401(a)(17) or the benefit amount limitations of IRC Section 415.

The provisions of the SERP are the same as the Retirement Plan. A participant who terminates and is eligible to receive a benefit under the Retirement Plan, whether a normal, early, or late retirement benefit, shall receive a benefit from the SERP equal to the excess, if any, of the amount the participant would have received from the Retirement Plan if neither IRC Section 401(a)(17) nor IRC Section 415 tax limits applied to the participant’s actual Retirement Plan benefit. The amount of the benefit the participant would receive under the SERP shall be determined on the same basis as the participant’s actual Retirement Plan benefit, taking into account the participant’s age, compensation history, and service upon termination. The provisions of the SERP with respect to death and disability benefits are the same as the Retirement Plan.

A SERP benefit accrued after December 31, 2004 will be paid as a lump sum as soon as practicable after the participant’s termination of employment; provided that if the participant’s Rule of 65 Service, plus age on the termination date, do not equal at least 65, it shall be paid on the later of the date the participant terminates employment or the date he reaches either age 55 or age 65 if he had not completed 10 years as of December 31, 2008. The lump sum is equal to the actuarial equivalent of such benefit determined under the term of the Retirement Plan. The Company has also elected to pay all benefits accrued prior to January 1, 2005 in the form of a lump sum, but retains discretion to pay benefits accrued prior to January 1, 2005 either as a lump sum or as an annuity regardless of amount.

Messrs. Kantor, Pontarelli, and Wilson are eligible to participate in the SERP and are also eligible for early retirement benefits under the SERP.

2010 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following 2010 Non-Qualified Deferred Compensation Table provides information on executive contributions, earnings and account balances for the NEOs in the CNA SES-CAP, a non-qualified, unfunded and unsecured deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year ($) (a)		Company Contributions in Last Fiscal Year ($) (b)		Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Thomas F. Motamed	$53,500		$202,208	(c)	$7,206	—	$301,313	(c)
D. Craig Mense	$143,500		$142,517		$45,358	—	$1,421,314
Jonathan D. Kantor	$33,300		$23,310		$32,333	—	$959,510
Thomas Pontarelli	$84,750		$18,375		$31,556	—	$961,553
Peter W. Wilson	$532,500	(d)	$19,483		$48,456	—	$1,445,766

(a)	Reflects amounts that have been reported as Salary in the Summary Compensation Table.
(b)	Includes Company performance and additional matching contributions, as further explained below, credited to the NEOs account in the 2010 calendar year for 2009 performance. Company performance and additional matching contributions for 2010 performance will be credited to the NEOs account in the first quarter of 2011 and are not reflected in this table. For information regarding employer contributions, please refer to the discussion in the “Narrative Supplement to the 2010 Non-Qualified Deferred Compensation Table” section following this table.
(c)	Mr. Motamed is 40% vested in the amount shown under Company Contributions in Last Fiscal Year. Mr. Motamed’s vested Aggregate Balance at Last Fiscal Year-End is equal to $153,047.
(d)	Amount includes the special contract signing bonus that was deposited into Mr. Wilson’s SES-CAP account in January 2010 pursuant to his employment agreement.

Narrative Supplement to the 2010 Non-Qualified Deferred Compensation Table

CNA’s defined contribution plans consist of the S-CAP, which is a tax-qualified 401(k) plan, and the SES-CAP, which is a non-qualified deferred compensation plan. Each full-time employee is eligible to participate in the S-CAP immediately upon hire, and generally may elect to contribute a portion of their compensation to the S-CAP as before-tax, after-tax or Roth 401(k) contributions. An employee whose compensation exceeds the limit on compensation that may be taken into account under the S-CAP as a result of IRC Section 401(a)(17) (which includes all of the NEOs) may elect to contribute up to 7% of eligible compensation to the S-CAP on a pre-tax or Roth basis, and defer up to 13% of eligible compensation to the SES-CAP until the Section 401(a)(17) limit is reached. Thereafter, the employee may defer up to 20% of the portion of eligible compensation that exceeds the Section 401(a)(17) limit to the SES-CAP on a pre-tax basis. In addition, if the employee’s total contributions to the S-CAP for a year would otherwise exceed the maximum amount that may be contributed for the year pursuant to IRC Sections 402(g) or 415, the excess may be credited to the SES-CAP.

Employer contributions to the SES-CAP are calculated on the same basis as contributions to the S-CAP as described below, but only to the extent that employer contributions to the S-CAP are limited by the IRC. The vesting requirements for employer contributions to the SES-CAP are also the same as the vesting requirements for contributions to the S-CAP. However, participants in the SES-CAP are not permitted to select among different investment funds, as are participants in the S-CAP. Instead, all accounts in the SES-CAP are credited with earnings at the rate earned by the S-CAP’s Fixed Income Fund.

Employees who elected to forego earning additional benefits in the Retirement Plan and all employees hired by Continental Casualty Company on or after January 1, 2000 receive an annual basic employer contribution to the S-CAP and SES-CAP, if applicable, of 3% or 5% of their eligible compensation, depending on their age. In addition, these employees are eligible to receive discretionary annual performance contributions of up to 2% of eligible compensation and an additional employer match of up to 80% of the first 6% of salary contributed by the employee. The basic, performance and additional employer matching contributions are referred to herein as “Enhanced S-CAP” and “Enhanced SES-CAP.” All eligible employees, regardless of their choice, are entitled to a 70% employer matching contribution to the S-CAP and SES-CAP, if applicable, on the first 6% of eligible compensation contributed by the employee. The employer matching contribution rates for employees during the first year of service are 50% of the foregoing.

Employer matching, basic and performance contributions to both the S-CAP and SES-CAP vest at the rate of 20% per year commencing with the first year of service. After five years of service, all accounts are fully vested. All of the NEOs, other than Mr. Motamed, are fully vested in their S-CAP and SES-CAP account balances.

All salary amounts and annual incentive cash compensation amounts are considered eligible compensation for purposes of the Retirement Plan, the SERP, and for basic and performance contributions to the S-CAP and SES-CAP. Only base salary is considered eligible compensation for purposes of employer matching contributions to the S-CAP and SES-CAP.

Messrs. Kantor, Pontarelli and Wilson chose to continue accruing benefits under the Retirement Plan and SERP and are only eligible to receive employer matching contributions equal to 70% of the first 6% of eligible compensation contributed to the S-CAP and SES-CAP. Messrs. Motamed and Mense are both participants in the Enhanced S-CAP and Enhanced SES-CAP.

Mr. Motamed’s eligible compensation for purposes of elective contributions and employer matching contributions for the S-CAP is his base salary and, under the terms of his employment agreement, his eligible compensation for the SES-CAP includes both his base salary and his annual incentive cash compensation, provided that the aggregate amount of salary and annual bonus included for any full calendar year shall not exceed $3,500,000.

2010 POTENTIAL PAYMENTS UPON TERMINATION TABLES

The following 2010 Potential Payments upon Termination Tables provide the present value of the potential payments upon termination. Annual and LTI Cash Plan payments are assumed at target level achievement for purposes of these tables. Please refer to the “Narrative Supplement to the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table” section for more information regarding termination.

THOMAS F. MOTAMED

Benefit (a)	Termination w/o Cause or for Good Reason	Non-Renewal of Contract (b)	Voluntary Termination	For Cause Termination	Retirement	Death	Disability	Change in Control
Annual and LTI Cash Plan	$3,166,667	$3,166,667	$0	$0	$0	$3,166,667	$3,166,667	$3,166,667
Options/SARs/RSUs	$10,611,979	$10,611,979	$0	$0	$0	$10,611,979	$10,611,979	$10,611,979
Severance Related Payments (c)	$13,050,000	$1,800,000	$0	$0	$0	$2,050,000	$3,720,000	$0
Benefits and Perquisites	$2,604	$0	$0	$0	$0	$1,905	$1,905	$0
Excise Tax and Gross-Up (d)	$0	$0	$0	$0	$0	$0	$0	$3,499,541
Total Potential Payments	$26,831,249	$15,578,646	$0	$0	$0	$15,830,551	$17,500,551	$17,278,187

(a)	Please refer to the Pension Benefits table above for estimated payments to Mr. Motamed under the SERP. Please refer to the Non-Qualified Deferred Compensation Table above for estimated payments to Mr. Motamed under the SES-CAP.
(b)	Represents payments due to Mr. Motamed if the Company has not made an offer to renew or extend Mr. Motamed’s employment agreement and, as a result, Mr. Motamed’s employment terminates.

(c)	Severance Related payments includes severance payments due to the executive in connection with his termination as described in the “Narrative Supplement to the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table” section, that may become payable as a result of such termination.
(d)	In the event of a change in control of the Company, Mr. Motamed may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. Amounts represent potential reimbursements for any excise and income taxes that may be imposed on Mr. Motamed under Section 4999.

D. CRAIG MENSE

Benefit (a)	Termination w/o Cause or for Good Reason	Non-Renewal of Contract (b)	Voluntary Termination	For Cause Termination	Retirement	Death	Disability	Change in Control
Annual and LTI Cash Plan	$0	$0	$0	$0	$0	$1,400,000	$1,400,000	$0
Options/SARs	$0	$0	$0	$0	$0	$0	$0	$0
Severance Related Payments (c)	$3,600,000	$3,600,000	$0	$0	$0	$0	$0	$0
Benefits and Perquisites	$10,559	$10,559	$0	$0	$0	$0	$0	$0
Total Potential Payments	$3,610,559	$3,610,559	$0	$0	$0	$1,400,000	$1,400,000	$0

(a)	Please refer to the Pension Benefits table above for estimated payments to Mr. Mense under the SERP. Please refer to the Non-Qualified Deferred Compensation Table above for estimated payments to Mr. Mense under the SES-CAP.
(b)	Represents payments due to Mr. Mense if the Company has not made an offer to renew or extend Mr. Mense’s employment agreement and, as a result, Mr. Mense’s employment terminates.
(c)	Severance Related payments includes severance payments due to the executive in connection with his termination as described in the “Narrative Supplement to the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table” section, that may become payable as a result of such termination.

JONATHAN D. KANTOR

Benefit (a)	Termination w/o Cause or for Good Reason	Non-Renewal of Contract (b)	Voluntary Termination	For Cause Termination	Retirement	Death	Disability	Change in Control
Annual and LTI Cash Plan	$0	$0	$0	$0	$0	$1,440,000	$1,440,000	$0
Options/SARs	$0	$0	$0	$0	$0	$0	$0	$0
Severance Related Payments (c)	$3,600,000	$3,600,000	$0	$0	$0	$0	$0	$0
Benefits and Perquisites	$11,732	$11,732	$0	$0	$0	$0	$0	$0
Total Potential Payments	$3,611,732	$3,611,732	$0	$0	$0	$1,440,000	$1,440,000	$0

(a)	Please refer to the Pension Benefits table above for estimated payments to Mr. Kantor under the SERP. Please refer to the Non-Qualified Deferred Compensation Table above for estimated payments to Mr. Kantor under the SES-CAP.
(b)	Represents payments due to Mr. Kantor if the Company has not made an offer to renew or extend Mr. Kantor’s employment agreement and, as a result, Mr. Kantor’s employment terminates.
(c)	Severance Related payments includes severance payments due to the executive in connection with his termination as described in the “Narrative Supplement to the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table” section, that may become payable as a result of such termination.

THOMAS PONTARELLI

Benefit (a)	Termination w/o Cause or for Good Reason (b)	Non-Renewal of Contract	Voluntary Termination	For Cause Termination	Retirement	Death	Disability	Change in Control
Annual and LTI Cash Plan	$0	$0	$0	$0	$0	$0	$0	$0
Options/SARs	$0	$0	$0	$0	$0	$0	$0	$0
Severance Related Payments (c)	$1,350,000	$0	$0	$0	$0	$0	$0	$0
Benefits and Perquisites	$7,107	$0	$0	$0	$0	$0	$0	$0
Total Potential Payments	$1,357,107	$0	$0	$0	$0	$0	$0	$0

(a)	Please refer to the Pension Benefits table above for estimated payments to Mr. Pontarelli under the SERP. Please refer to the Non-Qualified Deferred Compensation Table above for estimated payments to Mr. Pontarelli under the SES-CAP.
(b)	Mr. Pontarelli’s written arrangement relating to his employment expired on December 31, 2010. Information regarding severance benefits is included only assuming he had been terminated by the Company involuntarily for any reason except “cause” (as defined in his employment agreement) prior to December 31, 2010. Please see the “Narrative Supplement to the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table” section for additional details. Severance benefits are not applicable to Mr. Pontarelli, effective January 1, 2011.
(c)	Severance Related payments includes severance payments due to the executive in connection with his termination as described in the “Narrative Supplement to the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table” section, that may become payable as a result of such termination. Severance benefits are not applicable to Mr. Pontarelli, effective January 1, 2011.

PETER W. WILSON

Benefit (a)	Termination w/o Cause or for Good Reason	Non-Renewal of Contract (b)	Voluntary Termination	For Cause Termination	Retirement	Death	Disability	Change in Control
Annual and LTI Cash Plan	$700,000	$0	$0	$0	$0	$840,000	$840,000	$0
Options/SARs	$0	$0	$0	$0	$0	$0	$0	$0
Severance Related Payments (c)	$2,800,000	$1,400,000	$0	$0	$0	$0	$0	$0
Benefits and Perquisites	$27,192	$14,316	$0	$0	$0	$0	$0	$0
Total Potential Payments	$3,527,192	$1,414,316	$0	$0	$0	$840,000	$840,000	$0

(a)	Please refer to the Pension Benefits table above for estimated payments to Mr. Wilson under the SERP. Please refer to the Non-Qualified Deferred Compensation Table above for estimated payments to Mr. Wilson under the SES-CAP.
(b)	Represents payments due to Mr. Wilson if the Company has not made an offer to renew or extend Mr. Wilson’s employment agreement and, as a result, Mr. Wilson’s employment terminates.
(c)	Severance Related payments includes severance payments due to the executive in connection with his termination as described in the “Narrative Supplement to the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table” section, that may become payable as a result of such termination.

RELATED TRANSACTIONS

It is our policy that any transaction involving the Company or any of our subsidiaries in which any of our Directors, executive officers, principal Stockholders has had or will have a direct or indirect material interest be submitted to our General Counsel for review and reported to our Audit Committee for its consideration, without the participation of any Audit Committee member who may be involved in the transaction. In each case, the Audit Committee will consider, in light of all of the facts and circumstances it deems relevant, whether the transaction is fair and reasonable to us and our Stockholders, including our minority Stockholders.

Loews makes available to CNA the services of certain officers and executives of Loews. In February 1975, CNA entered into a management services agreement (the “Services Agreement”) with Loews which provides that Loews will make available to CNA these services, together with general corporate services, including financial, administrative and management consulting services. Loews is reimbursed on the basis of an allocation of a portion of the salaries and related payroll taxes and benefits of the officers and executives performing the services, in addition to travel and similar expenses incurred. The allocation may be adjusted in the event of any substantial change in the services performed and the Services Agreement may be terminated by CNA or Loews on the last day of any month. The Services Agreement has been reviewed each year since 1975 by CNA’s Audit Committee. The last such review took place in February 2011 and the Audit Committee approved renewal of the Services Agreement for the ensuing fiscal year, calling for a reimbursement allocation of approximately $295,000 per month, which recommendation was accepted by the Board of Directors. Under the Services Agreement, CNA reimbursed Loews $3,540,000 for services performed during 2010, and $135,143 for travel and similar expenses incurred during 2010.

During 2010, Loews or its subsidiaries paid premiums on bonds, insurance and administrative services to the CNA insurance companies at standard rates aggregating $1,816,127.

The Loews ownership of the voting securities of CNA has exceeded 80% since 1980 requiring the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax returns filed by Loews. Accordingly, following approval by CNA’s Audit Committee and Board of Directors, CNA and Loews entered into a tax allocation agreement (the “Tax Allocation Agreement”) that provides that CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated federal income tax liability is reduced by virtue of the inclusion of CNA and its subsidiaries in the Loews consolidated federal income tax return, or (ii) pay to Loews an amount, if any, equal to the federal income tax that would have been payable by CNA, if CNA and its subsidiaries had filed a separate consolidated return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without CNA and its eligible subsidiaries, CNA may be required to repay tax recoveries previously received from Loews. The Tax Allocation Agreement may be cancelled by CNA or Loews upon 30 days’ prior written notice. In 2010, the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax return of Loews resulted in a decrease in the federal income tax liability for Loews. Accordingly, CNA has received or will receive approximately $30,000,000 from Loews for 2010 under the Tax Allocation Agreement.

The Company, certain Company subsidiaries and a Loews subsidiary have entered into an Investment Facilities and Services Agreement (the “Investment Services Agreement”). Under the Investment Services Agreement, a Loews subsidiary provides to the Company and certain of its subsidiaries certain investment facilities and services. The Company pays directly or reimburses a Loews subsidiary for all reasonable costs, expenses and disbursements incurred by a Loews subsidiary in providing the services which in 2010 amounted to $34,232,693.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 required our Directors and Executive Officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities of the Company. Based upon review of the information provided to the Company, we believe that all Section 16(a) filing requirements were complied with during the 2010 fiscal year.

APPROVAL OF EXECUTIVE COMPENSATION (NON-BINDING)

(Proposal No. 2)

This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our executive pay practices with respect to the NEOs. This vote is intended to provide an overall assessment of our executive compensation program and is not intended to focus on any specific item of compensation. You should consider the details of our executive compensation program provided in the 2010 Summary Compensation Table and the tables and narrative discussion that follow it. This disclosure sets forth the factors considered in determining executive compensation packages, including market information utilized in implementing competitive compensation to attract top talent. We request stockholder approval of the executive compensation as disclosed pursuant to the SEC’s compensation disclosure rules, which disclosures include the compensation tables and the narrative discussion following the compensation tables.

As an advisory vote, this proposal is not binding upon our Board or the Company. However, we expect that our Compensation Committee, which is responsible for determining and implementing our executive compensation program, will consider the outcome of the vote when making future executive compensation determinations.

The Board of Directors recommends that the stockholders vote FOR Proposal No. 2.

FREQUENCY OF SUBMISSION OF NON-BINDING VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 3)

We are requesting stockholder input on how often we should submit our executive compensation for approval to our stockholders. You are being asked whether we should hold an advisory vote on executive compensation with respect to the NEOs every (a) year, (b) two years, or (c) three years. Our Board has concluded that holding an advisory vote on executive compensation every year is appropriate.

As an advisory vote, this proposal is not binding upon our Board or the Company. Our Board could, if it concluded it was in our best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, we expect that our Board will consider the outcome of the vote when determining how often to hold a stockholder advisory vote on our executive compensation.

The Board of Directors recommends that the stockholders vote for every (a) year.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Proposal No. 4)

Our Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as the independent registered public accounting firm for 2011. Although it is not required to do so, our Board of Directors wishes to submit the selection of Deloitte & Touche LLP for ratification by the Company’s stockholders at the Annual Meeting. Even if this selection is ratified by Stockholders at the Annual Meeting, our Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. If the Company’s stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to answer appropriate questions and, if they choose to do so, to make a statement.

For the years ended December 31, 2010 and 2009, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), which includes Deloitte Consulting.

Audit and audit-related fees aggregated $11.6 million and $ 13 million for the years ended December 31, 2010 and 2009, respectively and were composed of the below-described categories:

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the years ended December 31, 2010 and 2009 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $11.2 million and $12.3 million, respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services for the years ended December 31, 2010 and 2009 were $0.4 million and $ 0.7 million, respectively. These fees generally include fees for consents and comfort letters, audits of the Company’s employee benefit plans, accounting consultations and SEC-related matters.

Tax Fees

There were no aggregate fees billed for tax services for the years ended December 31, 2010 and 2009.

All Other Fees

The aggregate fees for services not included above were $0.8 and $3.9 million for the years ended December 31, 2010 and 2009.

Our Audit Committee has established a pre-approval policy with regard to audit, audit-related and certain non-audit engagements by the Company of its independent registered public accountants. Under this policy, our Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte must be separately pre-approved by the Audit Committee. The Audit Committee has also designated the Chairman of the Audit Committee as having authority to pre-approve such engagements as allowed by the policy, subject to reporting on such pre-approvals to the Audit Committee at its next scheduled meeting.

All of the fees set forth above have been approved by the Audit Committee in accordance with its approval procedures.

The engagement of Deloitte by CNA Surety, a majority-owned subsidiary of the Company, is reviewed and approved by the independent audit committee of that subsidiary.

The Board of Directors recommends that the stockholders vote FOR Proposal No. 4.

OTHER MATTERS

The Company is not aware of any other business to come before the Annual Meeting. However, if any other matters come before the Annual Meeting, the persons named in the proxies will act in their best judgment on behalf of the stockholders they represent.

The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily through use of the mail, but regular employees of the Company or its subsidiaries may solicit proxies personally, by telephone, by electronic transmission or facsimile. Such employees will receive no special compensation for such solicitation. Brokers and nominees will be requested to obtain voting instructions of beneficial owners of Common Stock registered in their names and will be reimbursed for their out-of-pocket expenses and reasonable clerical expenses.

STOCKHOLDER AND OTHER INTERESTED PARTY COMMUNICATIONS TO THE BOARD OF DIRECTORS OR THE INDEPENDENT DIRECTORS

The Company has a process by which stockholders or other interested parties may communicate with our Board of Directors. Stockholders and other interested parties wishing to communicate directly to our Board of Directors may submit written communications addressed to the Board of Directors, c/o General Counsel, CNA Financial Corporation, 333 South Wabash Avenue, 43rd Floor, Chicago, Illinois 60604. All such communications from stockholders will be forwarded to the members of the Board.

Any Stockholder of the Company wishing to communicate with our Independent Directors may do so in the following ways:

•	By submitting the communication in writing addressed to:

Presiding Director, Non-Management Directors of CNA Financial Corporation

c/o Senior Vice President, Audit, Compliance and Investigations

CNA Financial Corporation

333 South Wabash

24th Floor

Chicago, Illinois 60604

•	By leaving a recorded message addressed to Presiding Director, Non-Management Directors of CNA Financial Corporation at the following telephone number: 1-888-679-9252; or

•	By sending an email to the attention of the Presiding Director, Non-Management Directors of CNA Financial Corporation at: corporateinvestigations@cna.com.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Stockholder proposals for inclusion in proxy materials for the 2012 Annual Meeting should be addressed to the Company’s Executive Vice President, General Counsel and Secretary, 333 South Wabash, 43rd Floor, Chicago, Illinois 60604, and must be received by November 25, 2011 in order to be included in the Company’s proxy materials. Proxies solicited by the Company for the 2012 Annual Meeting may confer discretionary authority to vote on any proposals submitted after February 8, 2012 without a description of them in the proxy materials for that meeting.

By order of the Board of Directors,

JONATHAN D. KANTOR
Executive Vice President, General Counsel and Secretary

Chicago, Illinois

March 24, 2011

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the Proxy Committee to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/cna
Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 26, 2011.
PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 26, 2011.
Please have your proxy card and last four digits of your social security number or tax identification number available to vote by Internet or Phone.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

  Please detach here

The Board of Directors Recommends a Vote FOR the election of the Board’s nominees for Director in Proposal 1,
FOR the advisory vote on executive compensation in Proposal 2, EVERY YEAR for the advisory vote on frequency of advisory vote on executive compensation in Proposal 3, and FOR the ratification of the appointment of

Deloitte & Touche LLP as the Company’s independent registered public accountants for 2011 in Proposal 4.

1.	Election of directors:	01	Paul J. Liska	05	Joseph Rosenberg	☐	Vote FOR	☐	Vote WITHHELD
		02	Jose O. Montemayor	06	Andrew H. Tisch		all nominees		from all nominees
		03	Thomas F. Motamed	07	James S. Tisch		(except as marked)
		04	Don M. Randel	08	Marvin Zonis

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory vote on executive compensation.		☐ For ☐ Against ☐ Abstain

3.	Advisory vote on frequency of advisory vote on executive compensation.	EVERY ☐ 1 Year	☐ 2 Years ☐ 3 Years ☐ Abstain

4.	Ratification of the Appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2011.		☐ For ☐ Against ☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 4 AND EVERY YEAR FOR PROPOSAL 3.
Address Change? Mark box, sign, and indicate changes below: ☐			Date_______________________________________

Authorized Signatures

This section must be completed for your vote to be counted. — Date and Sign.

Please sign exactly as name(s) appears above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

CNA FINANCIAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April 27, 2011

8:00 a.m.

CNA Financial Corporation

333 South Wabash Ave.

Chicago, IL 60604

333 South Wabash Ave. Chicago, IL 60604	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 27, 2011 at 8:00 a.m.

T. F. Motamed, J. Rosenberg, J. S. Tisch (the “Proxy Committee”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CNA Financial Corporation to be held on April 27, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxy Committee will have authority to vote FOR the election of the Board’s nominees for Director in Proposal 1, FOR the advisory vote on executive compensation in Proposal 2, EVERY YEAR for the advisory vote on frequency of advisory vote on executive compensation in Proposal 3, and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2011 in Proposal 4.

In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

See reverse for voting instructions.